                                                                    EXHIBIT (g)
                                                                       [LOGO]




                        GKN plc REPORT & ACCOUNTS 1996









                   A GLOBAL BUSINESS COMMITTED TO EXCELLENCE

                                     [LOGO]

                                    CONTENTS

        Corporate Profile                                             2
        ----------------------------------------------------------------
        Chairman's Statement                                          4
        Directors                                                     8
        Review of Operations                                         15
        People and the Community                                     40
        Financial Review                                             47
        Financial Statements                                         54
        Directors' Report                                            77
        Remuneration Committee Report                                80
        Notice of Meeting                                            87
        Subject Index                                                92


                                      - 1 -           GKN REPORT & ACCOUNTS 1996

CORPORATE PROFILE


         GKN is a strategically focused group of companies committed to excellence. With annual sales exceeding(pound)3 billion it has operations in some 40 countries. The Group employs 30,000 people in its subsidiaries and a further 11,500 in associated companies. GKN is a world leader in many of its operations. These include designing, developing and manufacturing automotive and agritechnical components; aerospace and defence products; and the provision of industrial services.

                              FINANCIAL HIGHLIGHTS

                                                 1996               1995
                                               (pound)m           (pound)m
Sales                                           3337.0             3304.7

Profit before tax                                 92.8              322.4

Profit before tax and exceptional items          363.1              328.0

(Loss)/earnings per share                      (12.0)p              53.9p

Earnings per share before exceptional items      65.2p              57.3p

Dividend per share                               26.5p              24.0p

Net cash resources                               528.3              464.3


GKN REPORT & ACCOUNTS 1996          - 2 -

                                           AUTOMOTIVE AND AGRITECHNICAL PRODUCTS

                                                  AEROSPACE AND SPECIAL VEHICLES

                                                             INDUSTRIAL SERVICES

CHAIRMAN'S STATEMENT


Introduction               1996 was another record year for GKN in both pre-tax
  .................        profits and earnings per share before exceptional
                           items. The net cash of [pound sterling] 528 million at the end of the year provides a sound platform for further growth.

Strategy                   Our ongoing strategy is to reduce the cyclical
  .................        imbalance of the Group by concentrating on core
                           businesses that are influenced by different business cycles and to balance the cash consuming businesses with those that generate cash. Underlying this strategy is the drive for growth and our strong financial position will be used to grow our existing businesses organically and to add to them through acquisitions where there is a good strategic fit.

Operations                 Detailed comments on Operations in 1996 are contained
  .................        in the Review of Operations on pages 13 to 39. Some
                           of the more important features are summarised below.

 ...Automotive              GKN is the world market leader in constant velocity
  .................        joints. This position is sustained by substantial
                           expenditure on product and process development which, on driveline products, was [pound sterling] 61 million in 1996.

                           The new automotive driveline plant near Florence, in which [pound sterling] 50 million has been invested, was officially opened in July and is now operating at planned production levels. Our capability to produce driveline products throughout the world continues to grow and production in subsidiary and associated companies now takes place in 18 countries with the prospect of adding at least a further two in 1997. In a number of countries, GKN has multiple production facilities.

                           Growth in 1996 was not restricted to the core driveline business and good performances were achieved in the businesses producing powder metallurgy components, wheels and automotive structural parts. Emitec, which produces metal substrates for catalytic converters, also performed well and its new production facility in North America will be fully operational in the middle of 1997.

 ...Aerospace               At the end of 1996 the order book exceeded [pound
and Special Vehicles       sterling] 4.2 billion with deliveries planned through
  .................        to the year 2003. We are extremely active in export
                           markets across our product range, and successes in 1996 included a four year contract for the support of Warrior in Kuwait, an order for the supply of 40
                           Piranha armoured vehicles for the State of Qatar, and an order from the German government for seven Super
                           Lynx helicopters. A number of important contracts have been won for the supply of aircraft structures and environmental systems and looking forward these are business areas in which we wish to expand.


GKN REPORT & ACCOUNTS 1996         - 4 -

                        --------------------------------

                                    [LOGO]


                                    [PHOTO]

                                       4

              Sir David Lees (right) with C K Chow, Chief Executive


 ...Industrial              The growth of the Chep pallet and container pooling
Services                   operations continued in 1996 and by the end of the
  .................        year Chep businesses in which GKN has a 50% or
                           greater interest controlled 62 million pallets in 16 countries. This compares with 53 million in 1995 and 44 million in 1994. Product development plays an important part in the Chep business and work continues on the development of specialised containers for reusable secondary packaging and a low cost full specification plastic pallet. The business for automotive containers continues to grow.

                           Cleanaway, in which GKN has a 50% interest, made good progress in 1996 and expanded in continental Europe with further investment in Holland and also through the acquisition of Mabeg, a waste management company based in northern Germany.


                                     - 5 -                  CHAIRMAN'S STATEMENT

Meineke                    The litigation involving Meineke Discount Muffler
litigation                 Shops Inc, a wholly owned subsidiary of GKN, is
  .................        referred to in the notes to the accounts on page 72.
                           On 6th March 1997, judgement was entered by a US
                           District Court in North Carolina against Meineke and one of its subsidiaries, its immediate parent, GKN
                           Parts Industries Corporation, and its ultimate parent, GKN plc, awarding damages to the plaintiffs of $591 million plus interest of $10 million accruing since the jury verdict issued on 18th December 1996.
                           This will be reduced by not less than 34% being the value of the releases given by certain franchisees.
                           The judgement will be the subject of further legal submissions which will take a month or so to resolve.
                           Thereafter, we shall be free to file an appeal with the US Court of Appeals, which it is expected will take about 18 months to be determined.

                           We are advised that our grounds for appeal are very strong and cover both substantive and procedural issues. As we are in the middle of a legal process, it would be inappropriate to comment further on the case at this time. As a matter of prudence, we have made a provision in the 1996 accounts of [pound sterling] 270 million, based on the judgement referred to above and which includes the legal costs of appeal and interest accruing until the end of 1998. This provision should not be interpreted as our view of the likely outcome of an appeal.

Results                    The results for 1996 are described in detail in the
  .................        Financial Review on pages 47 to 52.

                           Profit before tax and exceptional items at [pound sterling] 363 million was more than 10% higher than in 1995. The strengthening of sterling in the latter months of the year had an adverse effect on the translation of overseas profits.

                           Further progress was again made in 1996 in margin improvement and this was reflected in each of the three business segments. For the Group as a whole, the pre-exceptional operating profit margin to sales increased from 9-7% in 1995 to 10-5%. Additional information is contained in the segmental analysis on page 74.

                           The generation of cash is an essential precursor to the delivery of the Group's growth objectives and another strong cash flow performance was achieved in 1996. At the end of the year net cash amounted to [pound sterling] 528 million or [pound sterling] 334 million after deduction of advance payments from customers. This latter figure is [pound sterling] 111 million higher than at the end of the preceding year.

Dividend                   Earnings per share before exceptional items increased
  .................        by 13.8%. The total dividend for 1996 is increased by
                           10.4% from 24.0p to 26.5p. The cover for the increased dividend before exceptional items is 2.5 times.

Employees                  There are 30,000 people working in our subsidiary
  .................        companies and a further 11,500 in our joint venture
                           and associated companies. Our success is due, more than anything else, to their efforts which are gratefully acknowledged.


GKN REPORT & ACCOUNTS 1996          - 6 -

The Board                  Over the last 15 months or so shareholders have been
  .................        kept informed about our succession plans in
                           anticipation of my reaching normal retirement age at the end of 1996. We announced last April that Mr C K
                           Chow would be joining the Board as Chief Executive designate on 1st July 1996, having completed almost
                           20 years with The BOC Group, the last two of which as a Main Board Director with responsibility for the Gases Division.

                           On 1st January this year, Mr Chow became Chief Executive of the Group and I became Chairman in a non-executive capacity. Many companies have now split the role of Chairman and Chief Executive reflecting what today is considered to be good corporate governance practice. For the division of responsibility to be fully effective, it is essential that the respective roles of the Chairman and the Chief Executive are unambiguous and that there is mutual respect and understanding between the two individuals. In this regard, 1997 has started well.

                           At the end of 1996, Sir Peter Cazalet retired as a non-executive Director and Deputy Chairman, having joined the Board in that capacity in 1989. His contributions to the Board and to the Remuneration and Audit Committees, of which he was Chairman, have been considerable and, on a personal note, his support and advice have been greatly appreciated.

                           We were pleased to announce in November the appointment of The Baroness Hogg as a non-executive Director. Sarah Hogg is Chairman of London Economics and has a wide experience in policy, economics and business journalism.

                           The role of the non-executive Director is not only about corporate governance, important and time consuming though that is. It is also about working with the executive Directors to grow and develop the company. That is best done if the Board operates as a single and effective unit which is what we both aim for and are achieving.

Outlook                    In 1997 our automotive businesses should improve
  .................        although markets are forecast to be fairly flat in
                           Europe and North America. Chep should again have a strong year and further advances are expected in Aerospace and Special Vehicles.

                           Although the recent strength of sterling will not have a significant transaction impact, it will affect the translation of overseas profits. Nevertheless, we expect 1997 to be another year of progress for GKN.


                                   /s/ DAVID LEES

                                                                 10th March 1997


                                      - 7 -                 CHAIRMAN'S STATEMENT

DIRECTORS



                                    [PHOTOS]

                                        5


GKN REPORT & ACCOUNTS 1996            - 8 -

                          ----------------------------

                                     [LOGO]


                                    [PHOTOS]


The GKN Board at the new GKN Componenti Firenza plant in Campi Bisenzio near Florence, Italy.


Foreground (left to right):

C K Chow
Trevor Bonner
Sir David Lees
Dr John Parker
David Turner
The Baroness Hogg
Sir Bryan Nicholson


Background (left to right):

Marcus Beresford
Dr Klaus Murmann
David Wright
Sir Peter Cazalet
Brian Insch
Grey Denham (Secretary)
Roy Brown


                                      - 9 -           GKN REPORT & ACCOUNTS 1996

DIRECTORS' BIOGRAPHIES


Sir David Lees             Age 60. Joined GKN in 1970. Appointed Chairman and
CHAIRMAN                   Chief Executive in 1988. On reaching normal retiring
                           age, became non-executive Chairman on 1st January
                           1997. Non-executive Chairman of Courtaulds plc and a non-executive Director of the Bank of England.

C K Chow                   Age 46. Joined GKN in July 1996 as Chief Executive
CHIEF EXECUTIVE            designate and became Chief Executive on 1st January
                           1997. Formerly a Director of The BOC Group plc and
                           Chief Executive of BOC Gases worldwide. A non-executive Director of Standard Chartered plc.

Marcus Beresford           Age 54. Joined GKN as an executive Director in 1992
MANAGING DIRECTOR          and in the same year was appointed Managing Director
GKN INDUSTRIAL SERVICES    GKN Industrial Services. A non-executive Director of
                           CAMAS plc and a member of the Advisory Committee on Business and the Environment.

Trevor C Bonner, CBE       Age 53. Joined GKN in 1968. Appointed a Director in
MANAGING DIRECTOR          1985, a Managing Director in 1987 and became Managing
GKN AUTOMOTIVE AND         Director GKN Automotive and Agritechnical Products in
AGRITECHNICAL PRODUCTS     1994. A non-executive Director of Avon Rubber plc and
                           a Vice-President of the Society of Motor
                           Manufacturers and Traders.

David J Wright             Age 56. Joined GKN in 1989. Appointed to the Board as
MANAGING DIRECTOR          Managing Director GKN Aerospace and Special Vehicles
GKN AEROSPACE AND          in 1995. Chairman of the Defence Manufacturers'
SPECIAL VEHICLES           Association and a Director of The Society of British
                           Aerospace Companies Ltd. A non-executive Director of
                           Legal & General Recovery Investment Trust plc.

Brian D Insch              Age 55. Joined GKN in 1963. Appointed a Director in
HUMAN RESOURCES DIRECTOR   1986 and became Human Resources Director in 1987.

David J Turner             Age 52. Joined GKN in 1993 on appointment to the
FINANCE DIRECTOR           Board as Finance Director. A non-executive Director
                           of Iron Trades Insurance Company Ltd.

Roy D Brown                Age 50. Appointed a non-executive Director in January
NON-EXECUTIVE DIRECTOR     1996. A Director of Unilever plc and Unilever NV.

Sarah Hogg                 Age 50. Appointed a non-executive Director in
NON-EXECUTIVE DIRECTOR     November 1996. Chairman of London Economics Ltd and a
                           non-executive Director of National Provident
                           Institution and The Energy Group plc.

Dr Klaus H Murmann         Age 65. Appointed a non-executive Director in 1995.
NON-EXECUTIVE DIRECTOR     Chairman and Chief Executive Officer of
                           Sauer-Sundstrand Group. Other appointments include
                           Vice-Chairman of Gothaer Versicherungsbank and a non-executive Director of Bankgesellschaft Berlin AG,
                           Fried Krupp AG Hoesch-Krupp and Preussen Elektra AG.

Sir Bryan Nicholson        Age 64. Appointed a non-executive Director in 1991.
NON-EXECUTIVE DIRECTOR     Chairman of British United Provident Association
                           (BUPA). Other appointments include non-executive
                           Director of LucasVarity plc and Equitas Holdings Ltd.

Dr T John Parker           Age 54. Appointed a non-executive Director in 1993.
NON-EXECUTIVE DIRECTOR     Chairman of Babcock International Group plc and a
                           non-executive Director of BG plc.

COMPANY SECRETARY          Age 48. A barrister, joined GKN in 1980 and appointed
Grey Denham                Company Secretary in May 1996.


GKN REPORT & ACCOUNTS 1996           - 10 -

                                                        ORGANISATIONAL STRUCTURE


                          CHAIRMAN
                       Sir David Lees

                                                                           NON-EXECUTIVE
                                                                              DIRECTORS
                                                                              R D Brown
                                                                          The Baroness Hogg
                                                                           Dr K H Murmann
                                                                         Sir Bryan Nicholson
                                                                            Dr T J Parker


                       CHIEF EXECUTIVE

                          C K Chow







                                                                                               GKN Automotive Driveline Division
                                                MANAGING DIRECTOR                              GKN Agritechnical Products Division
FINANCE DIRECTOR                               GKN AUTOMOTIVE AND                              GKN Sankey Division
   D J Turner                                AGRITECHNICAL PRODUCTS                            GKN Powder Metallurgy Division
                                                 T C Bonner, CBE                               GKN Service Division
                                                                                               GKN Sheepbridge Stokes



                                                MANAGING DIRECTOR                              GKN Westland Aerospace Division
 HUMAN RESOURCES                                GKN AEROSPACE AND                              GKN Westland Helicopters Division
    DIRECTOR                                    SPECIAL VEHICLES                               GKN Westland Technologies Division
   B D Insch                                       D J Wright                                  GKN Defence Division


                                                                                               Chep South Africa
COMPANY SECRETARY                              MANAGING DIRECTOR                               Meineke
    G Denham                                GKN INDUSTRIAL SERVICES                            Chep in Europe
                                                  M Beresford                                  Chep USA
                                                                                               Cleanaway


                                     - 11 -         GKN REPORT & ACCOUNTS 1996

THE BOARD AND ITS COMMITTEES


                           The Board of Directors is primarily responsible for Group strategy and budgets, acquisition and divestment policy, and the approval of major capital expenditure and financing arrangements. It normally meets monthly. Specific responsibilities have been delegated to the following standing committees:



COMMITTEE MEMBERS          COMMITTEES

                           EXECUTIVE COMMITTEE

The executive              The Executive Committee meets monthly. It oversees
Directors under the        the activities of the Group and approves major human
chairmanship of the        resource policy issues including management
Chief Executive            development and training.

                           CHAIRMAN'S COMMITTEE

The non-executive          The Chairman's Committee normally meets before Board
Directors and the          meetings and is a forum for the Chairman and the
Chief Executive under      Chief Executive to brief the non-executive Directors.
the chairmanship of        It also reviews proposals for major changes in Group
the Chairman               structure and Board responsibilities, and reviews and
                           recommends new appointments of executive and non-executive Directors for consideration by the Board.

                           AUDIT COMMITTEE

The non-executive          The Audit Committee meets at least twice a year and
Directors (except          more frequently if required. It examines the process
Dr K H Murmann)            of internal control and financial reporting and
under the                  reviews changes in Group accounting policies. It also
chairmanship of            reviews the scope of the audit with the external
Dr T J Parker              auditors and the results of the work of the internal
                           audit department.

                           REMUNERATION COMMITTEE

The non-executive          The Remuneration Committee meets periodically as
Directors under the        required. It determines the policy on executive
chairmanship of            Directors' remuneration and is responsible for
Sir Bryan Nicholson        approving the terms of service and setting the
                           remuneration of the executive Directors and the Company Secretary. The Committee's report on
                           Directors' remuneration is given on pages 80 to 86.

                           Until 31st December 1996 Sir David Lees was chairman of the Executive Committee and Sir Peter Cazalet was chairman of the Audit and Remuneration Committees.


GKN REPORT & ACCOUNTS 1996           - 12 -

                                                            REVIEW OF OPERATIONS



                                     [LOGO]

Segmental Analysis of Sales

1996 sales of continuing operations ((pound)3326 million) including GKN's share of associated companies


By business
  .................

Automotive and
Agritechnical
Products                      [pound sterling]2002m (60%)
                                                                [PIE CHART]
Aerospace and
Special Vehicles              [pound sterling] 961m (29%)

Industrial Services           [pound sterling] 363m (11%)


By region
of origin
  .................

Continental
Europe                        [pound sterling]1206m (36%)

Rest of the world             [pound sterling] 162m (5%)
                                                                [PIE CHART]
United Kingdom                [pound sterling]1440m (43%)

America                       [pound sterling] 518m (16%)

GKN REPORT & ACCOUNTS 1996           - 14 -

--------------------------------------------------------------------------------




                                    [FRAME]





                                      Audi




--------------------------------------------------------------------------------

                                     [LOGO]

The GKN components which appear on this illuminated chassis frame of the Audi A8
    Quattro include constant velocity driveshafts, propeller shaft, viscous couplings, catalytic converter and chassis components.



                                     - 15 -                 REVIEW OF OPERATIONS

AUTOMOTIVE AND AGRITECHNICAL PRODUCTS


--------------------------------------------------------------------------------

                              REVIEW OF OPERATIONS

GKN is one of the world's leading independent suppliers of automotive and agritechnical components and systems. Driveline products and systems is the primary activity and the Group is the world's largest producer of constant velocity joints and driveshafts, with which most modern cars and many light commercial vehicles are fitted. The driveline product range also includes universal joints, propeller shafts and enhanced traction devices. Other important automotive products are metal substrates for catalytic converters, chassis assemblies and sub-assemblies, sintered metal components and engine cylinder liners.

The global expansion of the Group's automotive activities continued vigorously throughout 1996 and major developments took place in Poland, South Korea and China. These developments, some of which are in the form of joint ventures, reflect GKN's strategic commitment to establishing a leading presence in all the emerging or developing markets. Such investments enable the Group to contribute to, and to benefit from, the economic and industrial progress of these markets.

GKN is also the world's leading manufacturer of power take-off shafts and produces a range of gearboxes, tractor attachment systems, wheels and cabs for agricultural and other off-road uses.

--------------------------------------------------------------------------------

                      AUTOMOTIVE AND AGRITECHNICAL PRODUCTS
                          Continuing operations -- 1996

SALES                           BY                   BY
                            ORIGIN               MARKET
                 [pound sterling]m    [pound sterling]m
United Kingdom                 366                  329
Continental Europe            1096                 1045
America                        407                  444
Rest of the world              133                  184
                          -----------------------------
                              2002                 2002
                          -----------------------------

Sales*

[pound sterling]1851m       [PIE CHART]

[pound sterling] 151m


Operating profit*

[pound sterling] 161m       [PIE CHART]

[pound sterling]  27m


/ /  Subsidiaries

/ /  Share of associated
     companies


*proportion of Group total


GKN REPORT & ACCOUNTS 1996           - 16 -

                                    [LOGO]



                                    [PHOTO]

                                       7

                                      TGV

  GKN Glaenzer Cardan in France supplies propeller shafts for use in the latest
              TGV trains including the Thalys and Eurostar (above).




                                    [PHOTO]

                                       8



                                  Trevor Bonner
                                MANAGING DIRECTOR




                                     - 17 -                 REVIEW OF OPERATIONS

                     AUTOMOTIVE AND AGRITECHNICAL PRODUCTS


                  Automotive and agritechnical products sales in 1996 rose to [pound sterling] 2,002 million -- an increase of 2-5% over 1995.


Growth potential  The core automotive driveline business continues to see
  ..............  significant development prospects. There is a clear strategy in place to invest in developing markets, to take advantage of outsourcing opportunities, to maintain technological excellence, and to continue to improve operational performance. In this context it is pleasing to report that Lohr & Bromkamp is the first German company to receive the Japanese Institute for Plant Maintenance award for excellence.

                  Substantial new business is expected for GKN Sankey's Engineering Products division, arising from new customer models and the anticipated medium-term growth in UK vehicle output. The potential for sintered metal components and catalytic converter substrates is considerable.

                  In agritechnical products, good growth prospects are being generated by the ability to offer a GKN-sourced systems solution, covering the entire driveline, which is widely accepted by many major manufacturers. Strong efforts are being made in developing countries such as India and in the low cost segments of the market.

Car and light     Worldwide production of cars and light commercial vehicles in
vehicle           1996 is estimated to have grown by some 3.7% to around 50
production        million units. This increase was mainly outside the major
  ..............  traditional producing areas.


                PRODUCTION OF CARS AND LIGHT COMMERCIAL VEHICLES
                          (not exceeding 6 tonnes gvw)

--------------------------------------------------------------------
       Source: DRI                         MILLION UNITS
                               1996    1995     1994    1993    1992
--------------------------------------------------------------------

United Kingdom                 1.88    1.74     1.67    1.56    1.51
Western Europe                13.39   12.95    12.39   10.89   13.26
North America                 13.85   14.01    14.21   12.81   11.43
Japan                          9.82    9.61     9.98   10.64   11.85
Rest of the world             12.46   11.28    10.60   10.08    8.84
--------------------------------------------------------------------
World                         51.40   49.59    48.85   45.98   46.89
--------------------------------------------------------------------
Double counting content        1.81    1.76     1.73    1.44    1.49
--------------------------------------------------------------------
Net production                49.59   47.83    47.12   44.54   45.40

Continental       Continental European car demand recovered from the 1995
European          slowdown and new car registrations rose by some 7% although
car markets       production increased by only 2%. The increase in registrations
  ..............  was higher than expected and owed much to government and vehicle manufacturers' incentive schemes.


GKN REPORT & ACCOUNTS 1996         - 18 -

                                    [PHOTO]

                                       9

                                     INVEL

                                     [LOGO]

GKN Invel Transmissions has three constant velocity joint production plants in India, two near Delhi, at Faridabad (above) and at Dharuhera, and one at Chennie. Invel has the capacity to manufacture in excess of 400,000 vehicle sets per year for customers including Maruti, Ford, Peugeot and Fiat.



                                   - 19 -                   REVIEW OF OPERATIONS

-------------------------------------------------------------------------------
                     AUTOMOTIVE AND AGRITECHNICAL PRODUCTS

UK car market     Car production in the UK grew by 10% to 1.7 million vehicles.
  .............   The increase was well ahead of the growth in UK sales which broke through the two million barrier and finished the year 4%
                  up on 1995. Private registrations for the year were 0.9 million, an increase of 3.4%, while fleet and business registrations were up 4.7% at 1.1 million. 62% of the UK market was accounted for by imported vehicles, compared with 59% in 1995.

North American    Production of cars and light trucks was marginally below the
market            1995 level while registrations rose by some 2.7%. Car and
  .............   light truck sales were 9.2 million and 7.1 million units
                  respectively.

World market      Worldwide demand for constant velocity joints grew by some 4%
for CVJs          in 1996. Constant velocity joints are now produced by GKN in
  .............   France, Germany, India, Italy, Poland, Slovenia, Spain, UK,
                  USA and by associated companies in Argentina, Australia, Brazil, China, Colombia, Malaysia, Mexico, South Africa and
                  Taiwan. In South Korea, assembly will start in late 1997 and component manufacture will follow one year later.

Europe            Sales of constant velocity joints and driveshafts from GKN's
  .............   European operations were broadly at the same level as 1995.
                  The new GKN Componenti Firenze plant in Campi Bisenzio near
                  Florence was opened officially in July and reached planned production levels in the last quarter of the year.

                  In June, the outstanding minority interests in the Spanish driveline subsidiaries were acquired and new investments in precision forming were made in Germany and Spain.

North America     GKN Automotive Inc's sales of constant velocity joints and
  .............   driveshafts were at a similar level to the previous year,
                  reflecting the trend in car and light vehicle production. The company's operational performance improved, and profitability increased somewhat. Further significant progress is targeted for 1997.

Outsourcing       Building on the success of the outsourcing agreement reached
  .............   with Fiat in Italy in 1994, a similar agreement was reached during the year to establish constant velocity joint and driveshaft manufacturing in Poland. GKN Automotive Polska acquired the driveshaft business of Fiat Auto Poland in August and will build a new facility to supply Fiat and, it is hoped, other vehicle manufacturers established in Poland.

Developing        Further progress was made in both expanding and deepening the
markets           Group's involvement in developing markets, in many cases
  .............   building on existing joint venture arrangements.

                  China is a rapidly developing centre for car production in which it is GKN's strategy to build a significant presence. GKN first invested in China in 1988, taking a 25% share in the newly formed Shanghai GKN Drive Shaft Company. This holding was increased to 40% during 1996.


GKN REPORT & ACCOUNTS 1996           - 20 -

--------------------------------------------------------------------------------


                                   [PICTURE]

                                       10

                                     Sankey


--------------------------------------------------------------------------------

                                     [LOGO]

           An engine member for a Nissan vehicle undergoing high-load fatigue testing in the new engineering centre at
              GKN Sankey Engineering Products in Telford, England.



                  A second Chinese joint venture was formed during the year. Jilin GKN Norinco Drive Shaft Company, in which GKN holds 50% of the equity, will supply the automotive industry in northern China.

                  In South Korea, GKN now has a 49% holding in Hanwha GKN Driveshafts. This joint venture with Hanwha Machinery Ltd will manufacture and assemble constant velocity joints and driveshafts. Assembly is scheduled to start in late 1997, supplying initially the new Samsung car factory near Pusan.

                  In Slovenia, GKN has increased its holding in Unior-Atras since the end of 1996 from 46.5% to 74%. The company is the only manufacturer of constant velocity joints and driveshafts in the country.

Research and      Research and development is vital to maintain GKN's position
development       at the forefront of the design, development and manufacture of
  .............   driveline products and systems. In 1996, some [pound
                  sterling] 61 million was invested by the product development centres in Germany, the UK and the USA, the Viscodrive engineering centre in Japan, and


                                     - 21 -                 REVIEW OF OPERATIONS

--------------------------------------------------------------------------------


                                   [PICTURE]
                                       11
                              Emitec South Carolina


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                   [PICTURE]
                                       12
                         Emitec - Catalytic converters


--------------------------------------------------------------------------------

                                     [LOGO]

Emitec, a joint venture between GKN and Siemens formed in 1986, produced its ten millionth catalytic converter substrate in 1996. In April 1997 it will officially open its first factory in the USA in South Carolina (top).





GKN REPORT & ACCOUNTS 1996           - 22 -

--------------------------------------------------------------------------------

                      AUTOMOTIVE AND AGRITECHNICAL PRODUCTS

                  by the automotive driveline companies. The development objectives are to predict and provide for future market needs and analyse and solve engineering problems.

                  Priorities include weight and cost reduction combined with improvements in comfort and performance, particularly with respect to NVH (noise, vibration and harshness). These, and additional requirements for increased durability, higher efficiency and down-sizing, have been met with the GKN new generation driveshafts launched in 1995. The continuing need for further improvement in these areas is the driving force behind major development programmes in new and improved materials, more efficient lubrication, advanced analysis and simulation methods, and more capable and effective manufacturing processes. In many cases key suppliers are also heavily involved in developments.

Further           Viscodrive manufactures viscous couplings and differentials
progress for      and is the world leader in this field. The technology is based
Viscodrive        on utilising a viscous fluid which responds smoothly but
  .............   firmly to small differences in speed. The main market is Japan where Viscodrive Japan supplies all the vehicle manufacturers.
                  New opportunities have been identified there and in North
                  America. Total Viscodrive sales worldwide, at constant exchange rates, increased by 8% to [pound sterling] 67.4 million.

Emitec growth     Emitec is a joint venture between GKN and Siemens of Germany.
continues         The company produces metal substrates for catalytic
  .............   converters, which have significant advantages over the
                  traditional ceramic materials. They are being adopted increasingly by vehicle manufacturers and this trend will continue as environmental legislation and the manufacturers' and public concern for the environment leads to demand for the most efficient systems. The new production facility in South
                  Carolina, USA, will be fully operational by mid-1997 and is the first major investment for Emitec outside Europe.

Commercial        The market for medium and heavy commercial vehicles in Western
vehicle market    Europe deteriorated in 1996. Output of commercial vehicles
  .............   over 6 tonnes gross vehicle weight was down by some 9.6% at
                  328,000 units. The resulting reduction in demand for universal joints and propeller shafts was compounded by the loss of some business to in-house production at Mercedes-Benz.

                  At the end of the year, GKN acquired an 80% shareholding in Italcardano Universal Giunti, an Italian manufacturer of propeller shafts, propeller shaft components and double universal joints for the commercial, off-highway and military vehicle markets.

Agritechnical     The recovery in the European agritechnical markets in 1994 and
markets           1995 continued partially in 1996 and the combine harvester and
  .............   tractor market was up by 8%. By contrast, sales to driveshaft driven agricultural implement markets in Europe fell by 6%.


                                     - 23 -                 REVIEW OF OPERATIONS

--------------------------------------------------------------------------------

                      AUTOMOTIVE AND AGRITECHNICAL PRODUCTS


                  In North America, demand for agricultural tractors and implements remained flat and is likely to continue near 1996 levels in the current year. The Freedom to Farm Act passed in April 1996 will accelerate the long process of structural change within the farming community towards fewer but bigger farms.

                  Further improvements were made in manufacturing performance throughout GKN Agritechnical Products Division. Production segmentation was largely completed at Lohmar in Germany and productivity increases were achieved at the North American production and assembly sites at Rodney in Canada and Burr Ridge in the USA. At the GKN Walterscheid Getriebe gearbox factory at Kirschau the major reorganisation project, started in 1995, continued to progress with improvements being achieved in manufacturing, quality and logistics performance. The ability to offer systems solutions is a major advantage in this market.

Wheels' strong    GKN Wheels turned in another strong performance. Total volumes
performance       increased with over one million wheels shipped, reflecting
  .............   strong demand worldwide from the agricultural tractor and
                  construction equipment industries. Additional investment in manufacturing capacity took place during the year to keep pace with market demand.

Powder            Worldwide demand for sintered metal components is growing
Metallurgy        strongly and GKN Powder Metallurgy Division supplies a broad
growth            spectrum of customers. These include vehicle manufacturers,
continues         automotive component suppliers, power tool producers and the
  .............   makers of household appliances.

                  Progress in 1996 was constrained by lack of capacity. However, further capacity at the Bruneck plant in South Tyrol, Italy, will be operational in 1997. Although profits in Italy were reduced by exchange rate movements, overall 1996 was another good year for the division.

Sankey            Sales up by 8% and increased profits represented a further
Engineering       good year for GKN Sankey Engineering Products, building on its
Products:         position as a leading producer of automotive structural parts.
another           Overall, service was improved further by the new engineering
good year         centre at Telford which became fully operational during the
  .............   year, providing customers with an integrated design, prototype and test facility in addition to manufacture and assembly of parts.

Cylinder          The steady growth in the cylinder liner business of GKN
liners' good      Sheepbridge Stokes continued throughout 1996. The company is a
progress          market leader in Europe, supplying cylinder liners for
  .............   automotive, marine and industrial engines. Major customers include Ford, Rover, Cummins and Perkins.


GKN REPORT & ACCOUNTS 1996          - 24 -

--------------------------------------------------------------------------------







                                    [PHOTO]
                                       13
                                   Powder Met.






--------------------------------------------------------------------------------

                                      [LOGO]

Quality is an important aspect of all GKN's work. The picture above shows the teeth of an oil pump gear being checked against a master profile at GKN Bound Brook Italy.


                                     - 25 -                 REVIEW OF OPERATIONS

Aerospace and Special Vehicles

--------------------------------------------------------------------------------

                              REVIEW OF OPERATIONS

The GKN Aerospace and Special Vehicles portfolio is one of the UK's largest defence businesses. It has four divisions: GKN Westland Helicopters and GKN Defence operate internationally as prime contractors to government defence organisations; and GKN Westland Aerospace and GKN Westland Technologies operate as first tier suppliers.

GKN Defence is the UK's leading designer and manufacturer of light and medium armoured vehicles for military, security and peacekeeping roles, and has built over 60% of the British Army fleet of light armoured vehicles.

GKN Westland Helicopters is the UK's only helicopter design authority, manufacturer and systems integrator. More than 1,000 Westland helicopters are in service in 19 countries, achieving between them over six million flying hours.

GKN Westland Aerospace is a world leader in the design and manufacture of flight critical structures and transmissions for civil and military aircraft.

GKN Westland Technologies designs, develops and manufactures high technology life-support and environmental control systems and components for the aerospace, defence, engineering and railway industries.

--------------------------------------------------------------------------------

                         AEROSPACE AND SPECIAL VEHICLES
                          Continuing operations - 1996


SALES                               BY                 BY
                                ORIGIN             MARKET
                     [pound sterling]m  [pound sterling]m
United Kingdom                     938                408
Continental Europe                   5                 81
America                             12                110
Rest of the world                    6                362
                              ----------------------------
                                   961                 961
                              ----------------------------

                                        Sales*

                     [pound sterling]961m        [PIE CHART]

/ /  Subsidiaries
                                   Operating profit*

                      [pound sterling]85m        [PIE CHART]

*proportion of Group total


GKN REPORT & ACCOUNTS 1996         - 26 -

                                     [LOGO]



--------------------------------------------------------------------------------



                                    [PHOTO]
                                       15
                                    Piranha


--------------------------------------------------------------------------------

   GKN Defence won an order for the supply of 40 Piranha 8x8 wheeled armoured vehicles to the State of Qatar.


                             -----------------------



                                     [PHOTO]
                                       14


                             -----------------------
                                  David Wright
                                MANAGING DIRECTOR


                                     - 27 -                 REVIEW OF OPERATIONS

--------------------------------------------------------------------------------

                         AEROSPACE AND SPECIAL VEHICLES


Record            GKN Aerospace and Special Vehicles generated sales of
order book        [pound sterling]961 million in 1996, an increase of 28%. At
  .............   the year-end, the order book was some [pound sterling]4.2
                  billion with deliveries scheduled through to the year 2003.
                  The split between military and civil products is approximately 80:20.

Warriors to       Deliveries of Desert Warriors to Kuwait, started in June 1995,
Kuwait            were made through 1996 at the rate of ten per month and will
  .............   continue to completion of the contract in the second half of
                  1997. A team of some 60 GKN specialists is stationed in Kuwait to support the Warrior training, and to commission and maintain the vehicles. A four-year maintenance support contract was secured in December 1996.

Piranhas          The Sultanate of Oman ordered 80 Piranha 8x8 wheeled armoured
to Oman...        vehicles in a range of variants in 1994. Deliveries were made
  .............   in 1995 and 1996 and will continue in 1997. These are backed by a 25-year support contract.

 ...and Qatar      The State of Qatar ordered 40 Piranha vehicles in November.
  .............   Deliveries will start in the second half of 1997.

Simbas to the     Deliveries continued of the Simba armoured personnel carrier,
Philippines       assembled at Subic Bay by Asian Armoured Vehicle Technologies
  .............   Corporation in which GKN Defence is a minority shareholder. By the end of the year 146 had been delivered.

Multi-role        In April, GKN Defence signed a Memorandum of Understanding
armoured          with the German consortium of Krauss Maffei, Mak/Rheinmetall
vehicle           and Wegmann. The team will tender for the development and
  .............   production of a new wheeled armoured vehicle for Germany, the
                  UK and France. In the UK, this is known as the multi-role armoured vehicle (MRAV).

EH101...          GKN Westland's newest helicopter is the EH101, developed in
  .............   partnership with Agusta of Italy. It is designed in a range of variants to fulfil naval, utility and civil roles and represents a major breakthrough in helicopter design.

 ...for the        The first EH101 Merlin for the Royal Navy was delivered on
Royal Navy        schedule in 1996 and will be followed by four more in 1997.
  .............   Over the following four years a further 39 will be delivered.

 ...for the RAF    Development of the RAF's EH101 medium-lift support helicopter
  .............   variant is progressing well. Deliveries under this order for
                  22 EH101 Utility, with a sales value of some [pound sterling]
                  500 million, will start in 1999 and continue through to 2001.


GKN REPORT & ACCOUNTS 1996          - 28 -

--------------------------------------------------------------------------------




                                   [PICTURE]
                                       15
                                     EH101-




--------------------------------------------------------------------------------

                                     [LOGO]

       RN02, the first fully mission-equipped EH101 Merlin, on its maiden flight from GKN Westland in January 1997. The aircraft
                    is one of 44 ordered for the Royal Navy.


                                      - 29-                 REVIEW OF OPERATIONS

--------------------------------------------------------------------------------



                                   [PICTURE]
                                       16
                                  Inlet duct



--------------------------------------------------------------------------------

                                     [LOGO]

    GKN Westland Aerospace designs and manufactures advanced structures and transmissions for civil and defence aircraft. A typical product is the composite nacelle component shown above, the largest of its type.


GKN REPORT & ACCOUNTS 1996         - 30 -

--------------------------------------------------------------------------------

                         AEROSPACE AND SPECIAL VEHICLES



GKN Westland      The contract to supply 67 GKN Westland Apache attack
Apache            helicopters to the British Army was signed in March 1996. The
  .............   value of the contract is [pound sterling]2.2 billion. GKN
                  Westland, as prime contractor, and its US partner companies
                  McDonnell Douglas and Lockheed Martin are committed to an industrial participation programme equal to the value of the contract. 50% of this is to be on direct UK Apache work, and to date in excess of [pound sterling]900 million of contracts have been placed involving over 150 UK companies. Deliveries to the British Army will start in 2000 and continue to 2003.

Lynx              The first three Super Lynx were delivered to the Brazilian
  .............   navy in the second half of the year and a further six will be completed during 1997. The same contract includes upgrading five existing Lynx to Super Lynx standard, the first of which has been delivered with the balance for completion during 1997.

                  In September, it was announced that the German government had approved the purchase of seven Super Lynx in a contract valued at some [pound sterling]100 million. These aircraft will strengthen Germany's existing fleet of 17 MK88 Sea Lynx. Production will start in 1997 with first deliveries two years later.

Sea King          Two MK3A search and rescue Sea Kings for the RAF were
  .............   delivered during 1996, completing a six aircraft contract
                  awarded in 1993. A further two search and rescue Sea Kings for the Royal Norwegian Air Force were also handed over.

GKN Westland      The year saw good progress on all fronts. In the largest area
Aerospace         of activity, the design and manufacture of aircraft
  .............   structures, work was won on jet programmes including the
                  Boeing 747-400, the Boeing 737-600/700/800, the Bombardier
                  Global Express, the McDonnell Douglas MD90 and the Airbus
                  A340. Other highlights included a contract from British
                  Aerospace Airbus for the single-source supply of design services, a design and manufacture contract from de Havilland on the Dash 8-400 nacelle and confirmation of orders from the US Department of Defense for the C130J for which GKN Westland
                  Aerospace is the sole source supplier of nacelles. In flexible structures, contracts were won for the design and supply of flotation systems for the Sikorsky S92 and S70 Black Hawk.

                  The second key business of GKN Westland Aerospace is the design and supply of aircraft transmissions. The main successes of the year were the award of a contract from BMW Rolls Royce to design and supply the internal gearbox on the BR715 engine, contracts from Hindustan Aeronautics on the Advanced Light Helicopter transmission and a contract from GKN Westland Helicopters for the Apache transmission.


                                     - 31 -                 REVIEW OF OPERATIONS

--------------------------------------------------------------------------------

                         AEROSPACE AND SPECIAL VEHICLES


GKN Westland      This division, a world leader in aircraft air conditioning and
Technologies      oxygen systems, had a successful year and there was an 18%
  .............   increase in the order book. Normalair-Garrett's pioneering, environmentally friendly air conditioning system for trains was selected for Germany's new generation of high speed passenger trains. In one of the largest development contracts it has won, the company was chosen to supply environmental controls and other systems for the Nimrod 2000, the new maritime patrol aircraft for the RAF.

                  In addition to the business the division already has on the Eurofighter, Normalair-Garrett secured a new contract during the year for the supply of aircrew services. With production go-ahead expected in 1997, the Eurofighter programme will provide solid long-term business for the company.


GKN REPORT & ACCOUNTS 1996         - 32 -

--------------------------------------------------------------------------------




                                   [PICTURE]
                                       17
                                   ICE train




--------------------------------------------------------------------------------

GKN Westland Technologies has created a state-of-the-art air conditioning system which will be fitted to the German railways' new generation of ICE 2.2 high speed passenger trains. The system uses compressed air as a refrigerant rather than ozone damaging chemicals such as CFCs.


                                     - 33 -                 REVIEW OF OPERATIONS

INDUSTRIAL SERVICES

--------------------------------------------------------------------------------

                              REVIEW OF OPERATIONS

                  GKN's Industrial Services portfolio covers the Group's three non-manufacturing businesses. These provide pallet and container pooling, waste management and specialist automotive services.

                  The Chep pallet and container pool in Southern Africa and the Meineke exhaust franchise in the USA are wholly owned GKN subsidiaries. Chep in Europe and America and the Cleanaway waste management businesses are 50/50 joint ventures with Brambles Industries of Australia.

                                      CHEP

A management      Chep provides a management service for the supply, rental and
service...        control of the standard pallets and containers which underpin
  .............   the distribution of fast moving consumer goods. By the end of
                  1996, Chep operations had grown to control some 62 million pallets in 16 countries, excluding Australia where the business is wholly owned by Brambles. During the year, market development started in South East Asia, and as part of the Global Agreement with Brambles, 50% of the Chep businesses in Malaysia and Singapore were acquired at the turn of the year.

 ...based on       During 1996, Chep in Europe installed a new pan-European data
information       network and established a new central data processing facility
technology        designed to help provide a seamless service to its 150,000
  .............   approved delivery points.

--------------------------------------------------------------------------------

                               INDUSTRIAL SERVICES
                          Continuing operations -- 1996


SALES                                   BY                     BY
                                    ORIGIN                 MARKET

                         [pound sterling]m      [pound sterling]m
United Kingdom                         136                    136
Overseas                               227                    227
                         ------------------------------------------
                                       363                    363

                                   Sales*

                         [pound sterling]50m
                                                  [PIE CHART]
                         [pound sterling]313m

/ /  Subsidiaries

/ /  Share of associated
     companies

                              Operating profit*

                         [pound sterling]15m
                                                  [PIE CHART]
                         [pound sterling]63m


*proportion of Group total



GKN REPORT & ACCOUNTS 1996         - 34 -

          -----------------------------------------------------------

                                     [LOGO]



--------------------------------------------------------------------------------



                                   [PICTURE]
                                       19
                              Plastic Food Pallets



--------------------------------------------------------------------------------


     Chep is expanding rapidly into new product areas. These RTP (returnable transit packaging) trays are loaded with packaged goods and despatched to major retailers. The trays are then collected by Chep, washed and returned to the packaging company.


                             ---------------------



                          [PHOTO OF MARCUS BERESFORD]
                                       20


                             ---------------------

                                Marcus Beresford
                                MANAGING DIRECTOR



                                     - 35 -                 REVIEW OF OPERATIONS

                  --------------------------------------------------------------

                                      INDUSTRIAL SERVICES


 ...dependent      Chep's success as a service business depends on its people. To
on people         maintain its position at the leading edge of supply chain
  .............   management, the business continues to invest strongly in
                  education, development and training at all levels.

 ...bringing       Pooling ensures that damaged wooden pallets are repaired,
environmental     extending their working life and preventing disposal in
benefits          landfill sites. Chep plastic pallets and containers at the end
  .............   of their life are re-ground and recycled. The development of specialist containers for reusable secondary packaging, on which trials are taking place in the UK, France and Spain, will make a further important contribution to industrial efficiency and to the environment.

Product           The development of new products is ongoing. Recent innovations
development       include a long-life plastic layer pad for glass container
  .............   distribution and a new plastic pallet which is undergoing
                  trials to meet the hygiene requirements of the food ingredients sector. The use of transponders to track and locate pallets is being investigated and Chep continues to work on the development of low-maintenance plastic pallets which will be able to replicate economically the load-carrying capacity of wooden pallets.

Chep in Europe    Chep in Europe again grew strongly, especially in France and
  .............   Spain, and the pallet pool reached 42 million pallets. In
                  December, Chep acquired a small French pallet pooling business, Logistique Systeme Management (LSM), which will assist the further penetration of the French market.
                  Development of the German market was boosted by Procter &
                  Gamble's decision in April to hire full-size pallets for all its German operations. During 1996, the service was extended into Austria and plans are in hand to expand into Scandinavia in 1997.

Chep in           For the fourth consecutive year, the American business grew
America           strongly, confirming confidence in the region's prospects. The
  .............   pallet pool increased to 17.5 million pallets and, while
                  grocery dry goods remains the largest customer sector, substantial advances were made in other markets, for example produce and food service. Progress in Canada and Mexico was steady and usage of Chep's NAFTA service increased as a number of major US brands standardised on Chep. During the latter part of the year the planned launch of a fresh produce reusable crate pool was announced.

Chep in           This wholly owned GKN subsidiary continued to make progress,
South Africa      and bulk bins, used by the agricultural sector for the
  .............   harvesting of fruit and vegetables, showed excellent growth.
                  Chep expanded into Zimbabwe which, with the established
                  Namibian business and planned expansion into Botswana in 1997, will provide a comprehensive Southern African service.

Automotive        The European automotive container pool continued to grow. The
containers        introduction of over 100,000 new large folding plastic
trading well      containers progressed well at Ford. Small plastic container
  .............   movements for General Motors again exceeded 50,000 daily


GKN REPORT & ACCOUNTS 1996         - 36 -

--------------------------------------------------------------------------------



                                   [PICTURE]
                                      21
                                   Coca Cola



--------------------------------------------------------------------------------

                                     [LOGO]

Chep's major market is fast moving consumer goods. Chep UK has provided a management service for the supply, rental and control of pallets for Hall and Woodhouse, the producers of the soft drink `Rio', since 1984.


                                     - 37 -                 REVIEW OF OPERATIONS

--------------------------------------------------------------------------------



                                   [PICTURE]
                                      22
                                   Recycling



--------------------------------------------------------------------------------
                                     [LOGO]

The Leto waste management business in Holland offers an industrial catalyst recovery service which involves hydrolysis, phased separation and extraction of high value precious metals. With a capacity of 250 tonnes per year, Leto currently provides this service to a number of large chemical industries in Europe.



GKN REPORT & ACCOUNTS 1996          - 38 -

                  --------------------------------------------------------------

                                     INDUSTRIAL SERVICES


                  deliveries in 14 European countries, and early in the year Chep took on the management of all its standard large containers in the same territories. The European service attracted attention in North America where a trial is in progress with a US automotive manufacturer.

                                    CLEANAWAY

A year of         Cleanaway increased its market penetration in the UK, extended
growth            its range of services and made significant progress in its
  .............   European ambitions.

                  Cleanaway is a leading waste management company in the UK. The market remained highly competitive, but overall profits showed strong growth. The solid waste collection business continued to grow, aided by a number of small acquisitions. Cleanaway's UK facilities include landfill sites, transfer stations, a high temperature incinerator, chemical treatment facilities, a solvent recovery plant and waste management centres.

New contracts     Two more municipal waste collection and recycling contracts
  .............   were won, and a five-year composting contract was negotiated with Essex County Council. Demand for recovery and recycling services increased, fuelled by growing environmental awareness and the introduction of the landfill tax in October.

The River         Transport of waste by river was converted to a fully
Thames            containerised service, requiring extensive work both on the
  .............   company's fleet of barges and on shore.

Chemical waste    The chemical waste business progressed well with the
  .............   introduction of specialised waste handling systems at the high temperature incinerator providing the opportunity to offer new services to customers.

Mainland          The Leto operations in the Netherlands were enhanced by the
Europe            acquisition of a 70% shareholding in Mirec of Eindhoven. Both
expansion         Leto and Mirec performed well. These companies' services
  .............   include the treatment of paint wastes, recovering and
                  recycling catalysts and recycling electronic scrap. In
                  December, Cleanaway entered the German market with the addition to its portfolio of Mabeg, acquired jointly by GKN and Brambles. Based in northern Germany, Mabeg's activities are focused on collection and recycling. It will provide a sound base for further expansion and development in this important market.

                                     MEINEKE

                  Meineke Discount Muffler Shops is the second largest specialist exhaust franchise in the USA with over 850 stores throughout the country. The company performed well notwithstanding the uncertainty and legal costs generated by the ongoing class action litigation to which reference is made in the Chairman's Statement (page 6) and the Accounts (page
                  72).


                                    - 39 -                  REVIEW OF OPERATIONS

PEOPLE AND THE COMMUNITY

                  --------------------------------------------------------------

                  The need for an effective and adaptable workforce is common to all of GKN's businesses and the competition for skilled people globally and at all levels is increasingly intense. The Group seeks to attract the best candidates for each job and provide opportunities for individual learning and development.

                  Having completed a period of consolidation and focus, GKN is seeking growth. Additional skills will need to be deployed over a wider span of businesses and over wider geographical areas as the Group expands.

                  --------------------------------------------------------------
Employees         At end 1996              SUBSIDIARIES              ASSOCIATED
  .............                                                      COMPANIES
                  --------------------------------------------------------------
                  United Kingdom                 14,100                   3,450
                  Continental Europe             12,300                   2,300
                  The Americas                    2,250                   2,550
                  Rest of the world               1,350                   3,200
                  --------------------------------------------------------------
                  Total                          30,000                  11,500
                  --------------------------------------------------------------

                  Within subsidiaries, there were 1,100 fewer employees than at the end of 1995, due mainly to the disposal of Parts Inc in the USA. Numbers employed in ongoing businesses rose during the year by 590.

                  The increase of 1,300 in numbers employed by associated companies was largely accounted for by the acquisition of Mabeg and growth elsewhere in Cleanaway and Chep.

Equal             Throughout the world GKN supports the principle of equal
opportunities     opportunity irrespective of sex, race, colour or creed, and
  .............   full and fair consideration is given to employment
                  applications from people with disabilities.

                                HEALTH AND SAFETY

Improvement       The GKN Board receives an annual report on the performance of
targets           Group companies as monitored against the corporate Health,
  .............   Safety and Environment Policy. The Group pays particular
                  attention to the achievement of continuous improvement across all operations and has set improvement targets for each business.

                  In 1996, GKN introduced half-year reporting on health and safety, with key performance measures for each operation being reviewed at executive Director level. Companies are also required to benchmark performance against external comparators. Internal review and audit systems at plant level are supplemented by independent audit arrangements.

Safety awards     In April, GKN Defence in Telford received a gold award from
  .............   the Royal Society for the Prevention of Accidents (RoSPA) in
                  recognition of its improved safety performance. GKN Hardy
                  Spicer's Birfield plant received a Safe Working award from the Engineering Employers' Federation for a 25% reduction in accidents over the previous year.


GKN REPORT & ACCOUNTS 1996           - 40 -

                                    [LOGO]

--------------------------------------------------------------------------------


                                    [PHOTO]
                                       23
                                     India


--------------------------------------------------------------------------------

GKN places a high emphasis on training. At GKN Invel Transmissions in India each employee receives training both on the job and in dedicated training facilities.


                           -------------------------


                                    [PHOTO]
                                       24

                           -------------------------

                                   Brian Insch
                            HUMAN RESOURCES DIRECTOR


                                     - 41 -                 REVIEW OF OPERATIONS

                  --------------------------------------------------------------

                            PEOPLE AND THE COMMUNITY

                                   ENVIRONMENT

                  GKN seeks to minimise the adverse environmental impact of its activities, both in its operations and throughout the life-cycle of its products.

Environmental     Companies continued to demonstrate improvements in
audits            environmental management systems. Seventeen companies in six
  .............   countries were audited by internal teams in 1996 and all
                  operational sites will have been audited by the end of 1997.

                  Examples of the Group's environmental activities are given below:

Process           In Italy, the new GKN Componenti Firenze plant near Florence
improvements      has installed a sophisticated treatment plant for waste water.
  .............   Not only is the high quality treated water used for irrigating the landscaped area surrounding the factory, but the company has also significantly reduced its annual water bill.

                  GKN Bound Brook's plant at Bruneck in northern Italy has introduced several programmes to reduce energy consumption. Heat recovery from sintering furnaces has halved the consumption of heating oil since 1990. Current projects include a closed-loop water cooling unit which will reduce the water required for cooling by 90%.

                  In the UK, GKN Westland Helicopters in Yeovil has joined a consortium of local businesses headed by the Environment Agency and local authorities to examine opportunities for waste recycling and to exchange ideas on best practice for waste elimination. Achievements so far include a 30% reduction in chlorinated solvent emissions and a 10% saving in energy cost.

                  In 1996, GKN Sankey in Telford introduced a `3R' programme -- reduce, re-use and recycle -- which has resulted in 2,000 cubic metres (equivalent to 20 double decker buses) of waste packaging materials being recycled rather than disposed to landfill.

Product           GKN Technology in Wolverhampton is conducting life-cycle
development       analysis on one of GKN's core products, the constant velocity
  .............   joint, to ensure that environmental impact is minimised at every stage from initial concept, through production and use, to recycling or disposal.

Environmental     Perhaps the single most significant environmental breakthrough
breakthrough      of the year was the adaptation by Normalair-Garrett of its air
  .............   conditioning systems for trains for which it won the
                  prestigious 1996 Environment Award for Engineers. The system was originally developed for civil and military aircraft and uses compressed air as a refrigerant rather than ozone damaging chemicals such as CFCs. The first customer is Deutsche Bahn, the national rail operator in Germany, which has specified the system for its new generation of high speed passenger trains.

                        EMPLOYEE TRAINING AND DEVELOPMENT

Investing         GKN places a high priority on development of its workforce,
in people         demonstrated by the fact that all principal UK businesses have
  .............   made formal commitments to achieving Investor in People status and twelve are already accredited.


GKN REPORT & ACCOUNTS 1996            - 42 -

--------------------------------------------------------------------------------



                                    [PHOTO]
                                       43
                                 Investors award



--------------------------------------------------------------------------------


The Right Hon Gillian Shephard, Secretary of State for Education and Employment, presents David Clarkson, General Manager of GKN Bound Brook's Lichfield plant, with the Investor in People award achieved in August 1996.


Training          GKN Automotive Driveline Division opened a new training centre
initiatives       for its UK operations to provide off-the-job training for
  .............   first year apprentices using the modern apprenticeship
                  standard. The first intake started its training in September.
                  The UK operations' approach to implementation of the National
                  Vocational Qualification has been commended by the Engineering
                  Training Authority as a model of best practice.

                  Training activities may target immediate job needs, or development of the individual for future opportunities, or both. Richard Thornley, an engineer from GKN Westland Helicopters, is in Japan on a scheme partly sponsored by the European Commission; the programme comprises 12 months' language and cultural awareness training and six months in industry.

Teamworking       Teamwork is encouraged across all GKN's operations.
  .............   Self-contained teams at GKN Westland in Yeovil are building the new EH101 helicopter. Over 30,000 man hours of training have been dedicated to this project, much of it focused on preparing for the new manufacturing process.


                                     - 43 -                 REVIEW OF OPERATIONS

                  --------------------------------------------------------------

                            PEOPLE AND THE COMMUNITY


                  Staff at GKN's headquarters operations in Redditch and London have undertaken an in-house course in `Quality Through Teamwork'.

GKN European      In March, the first meeting of the GKN European Forum was
Forum             attended by 29 delegates. This is an information and
  .............   consultation body which meets the requirements of the European
                  Union Directive on works councils.

SAYE share        The take up of share options under the Save As You Earn scheme
option scheme     continued to rise; approximately 55% of eligible UK employees
  .............   now hold options over shares in GKN.

                              COMMUNITY INVOLVEMENT

Focus on          The main emphasis of GKN's wider community involvement
education         continues to be on education.
  .............
                  In the UK, GKN continued its core support of both the Technology Tree and Young Enterprise schemes for primary and secondary schools respectively. The Group also contributed towards the refurbishment of a travelling engineering laboratory for Women in Science and Engineering (WISE).

                  GKN's assembly plant at Roxboro, North Carolina, supports the education theme with three programmes: School-to-Work transition, Adopt-a-School and a Teacher Intern scheme. Activities range from GKN employees teaching team-building in high schools to teachers working on company training procedures during the summer break.

                  In France, GKN's main manufacturing plant at Arnage near Le Mans takes in more than 100 trainees each year. Each trainee has a mentor and spends between two weeks and three months with the company.

                  Chep South Africa focuses on supporting the next generation from disadvantaged communities. The company provides 20 bursaries annually for employees' children to attend secondary or high school, and in 1996 provided nine tertiary scholarships. A further four scholarships for non-employees will be extended to six in 1997.

Company           In 1996, donations for charitable purposes made by the Group
donations         amounted to [pound sterling]437,000 of which [pound
  .............   sterling]353,000 was paid in the UK. In addition a further
                  [pound sterling]431,000 was contributed to community activities in the UK and [pound sterling]139,000 overseas.


GKN REPORT & ACCOUNTS 1996           - 44 -

                                                                FINANCIAL REVIEW
                                                                AND STATEMENTS








                                     [LOGO]

FINANCIAL CALENDAR


Preliminary announcement of results for 1996                     6th March 1997

Annual General Meeting (Royal Lancaster Hotel, London)            15th May 1997

Second interim dividend on ordinary shares to be paid             16th May 1997

Half year results to be announced                                   August 1997

Interim dividend on ordinary shares to be paid                     October 1997

Preliminary announcement of results for 1997                         March 1998

Interest on GKN loan notes is payable on 30th June and 31st December.

Loan notes may be redeemed at par on any interest payment date before 31st December 1999 by giving not less than 30 days' notice in writing to the Registrar (see inside back cover). Any outstanding loan notes will be redeemed at par on 31st December 1999.


GKN REPORT & ACCOUNTS 1996           - 46 -

FINANCIAL REVIEW
--------------------------------------------------------------------------------
PRESENTATION
OF RESULTS
   .......... An exceptional provision of [pound sterling] 270 million has been made in respect of litigation involving the US subsidiary, Meineke Discount Muffler Shops Inc. In order to identify the effect of this provision and to enable the results of normal trading to be clearly seen, the format of the profit and loss account has been changed from earlier years and contains a column showing the impact of exceptional items.

              Further, in order to show the results of associated companies on the same basis as subsidiaries, the operating profit and net interest of associates are now analysed separately on the face of the profit and loss account. Comparative figures have been re-stated accordingly.

EXCHANGE
RATES
   .......... The Group is exposed to fluctuations in exchange rates on both cross-border trading and the translation of the results of non-UK companies into sterling in the consolidated accounts.

              The risk on trading transactions is hedged by entering into appropriate forward cover to ensure that commercial risk is minimised. This applies to both our Automotive business and Aerospace contracts. The former tends to be short term in nature but for the latter, where significant elements of contract exposure is in US dollars, cover is taken out for the entire contract period.

              The translation of the profit and loss account and cash flow statement for overseas companies is at average exchange rates and the year-on-year effect of changes is explained on a number of occasions in this review. In 1996, movements in average rates have not been material but the strengthening of sterling towards the end of the year, if maintained, will have a significant impact on 1997 results.

              The balance sheet is translated at year-end exchange rates but our non-sterling investments are hedged in line with specific Board approved levels so as to reduce the volatility in shareholders' funds. As a matter of policy such assets are not completely hedged and there are some currencies where hedging is either not possible or only available at excessive cost. Thus there is inevitably some exposure and the impact on shareholders' funds in 1996 was a reduction of some [pound sterling] 38 million.

                   [PICTURE OF DAVID TURNER FINANCE DIRECTOR]
                                       27

                                                      GKN REPORT & ACCOUNTS 1996

--------------------------------------------------------------------------------
CHANGES
IN THE
COMPOSITION
OF THE GROUP
   .......... During the year the process of continuing to focus on core businesses was augmented.

              In June, the Group acquired the 34% shareholding not already owned in its Spanish automotive operations. This has had the effect of significantly reducing the profit attributable to minority interests. In August, the newly established Polish subsidiary acquired the driveshaft business of Fiat Auto Poland and, during the course of the year, there was new investment in automotive driveline joint ventures in South Korea and China. Although there were start-up costs involved in all the new ventures they did not materially affect the Group profit.

              At the end of the year an 80% interest was acquired in the Italian propeller shaft manufacturer, Italcardano Universal Giunti, and Cleanaway entered the German market with the addition to its portfolio of Mabeg, a German waste management company. Also in December, Chep in Europe, in which the Group has a 50% stake, acquired the French pallet pool business of LSM. As most of these acquisitions were made in the latter part of the year there was no profit or loss impact but all are included in the closing balance sheet.

              The sale of Parts Inc was completed in January 1996.

SALES
   .......... Sales by continuing subsidiaries of [pound sterling] 2,862.6 million were [pound sterling] 259.8 million (10%) higher than 1995. After adjusting for changes in exchange rates, the underlying improvement was somewhat higher at 11.3%. Most of the increase arose in Aerospace and Special Vehicles where sales improved by [pound sterling] 212 million (28.3%) to [pound sterling] 961 million, reflecting a full years' production of Kuwait Warrior and an increase in helicopter deliveries. At constant exchange rates, Automotive and Agritechnical Products improved by 4% to [pound sterling] 1,851 million in generally flat markets for cars and agritechnical products and reduced demand for commercial vehicles.


                        SALES BY CONTINUING SUBSIDIARIES
                                  [BAR GRAPH]
              1992-1994 restated to exclude Chep UK and include
              Westland as subsidiary


              Sales by associated companies of [pound sterling] 464.0 million were [pound sterling] 52.9 million (12.9%) above 1995 but excluding the impact of exchange rates the increase was 14.4%. The major improvement was within Industrial Services where the total increase at constant rates was 19.9%. All companies experienced volume growth, particularly Chep USA as the development programme continued to unfold.

                                                      GKN REPORT & ACCOUNTS 1996

--------------------------------------------------------------------------------

                    SALES BY CONTINUING ASSOCIATED COMPANIES
                                  [BAR GRAPH]
              1992-1994 restated to exclude Westland and include
              Chep UK as 50% associate


OPERATING
PROFIT BEFORE
EXCEPTIONAL ITEMS
   .......... Operating profit before exceptional items of continuing subsidiaries of [pound sterling] 260.6 million was [pound sterling] 23.8 million (10.1%) above 1995 which included an [pound sterling] 8 million benefit in respect of a claim by GKN Westland against the Canadian government for compensation on a contract cancellation. After adjusting for this and an adverse currency translation impact of [pound sterling] 4.2 million, the increase was [pound sterling] 36 million or 16%.

              At constant exchange rates, Automotive and Agritechnical Products subsidiaries improved by [pound sterling] 11 million (7%) to [pound sterling] 161 million as, in addition to the profit effect of the sales increase, the operational performance in the USA and at GKN Componenti Firenze continued to improve. In Aerospace and Special Vehicles, profits increased by [pound sterling] 20 million (31%), much in line with the sales growth, while in Industrial Services the [pound sterling] 3 million reduction at constant rates arose at Meineke through a combination of lower margins and the costs of litigation. Redundancy and reorganisation costs were [pound sterling] 8.6 million compared with [pound sterling] 4.9 million in 1995.

              The Group share of associated company profits rose to [pound sterling] 90.4 million from [pound sterling] 72.3 million in 1995, an increase of 25%. After adjusting for the effect of exchange rates, the increase was [pound sterling] 19.1 million or 26.8%, virtually all of which arose in Industrial Services where profits increased by [pound sterling] 19 million (43%) with gains in all companies.


                 GROUP PROFIT AND NET INTEREST OF SUBSIDIARIES
                                  [BAR GRAPH]
           [ ] Profit before exceptional  [ ] Interest   [ ] Interest
               items and taxation             payable        receivable

                                                      FINANCIAL REVIEW

--------------------------------------------------------------------------------
EXCEPTIONAL
ITEMS
   .......... The major element of exceptional items is the [pound sterling]
              270 million provision in respect of the Meineke litigation. This comprises the amount of the judgement delivered on 6th March 1997 together with the legal costs of appeal and interest accruing until the end of 1998. An appeal will be entered, the result of which is unlikely to be known until late in 1998.

              The other element of exceptional costs of [pound sterling] 0.3 million (1995 -- [pound sterling] 5.6 million) reflects net costs relating to the divestment of Parts Inc in January 1996 and prior year divestments.

INTEREST
   .......... Interest receivable by subsidiaries was [pound sterling] 24.6 million compared with [pound sterling] 18.2 million in 1995 and reflected an average cash balance of some [pound sterling] 459 million compared with [pound sterling] 334 million in the previous year.

              The Group share of interest payable by associated companies was [pound sterling] 11.8 million compared with [pound sterling] 11.1 million a year earlier.

PROFIT
BEFORE TAX
   .......... Profit before tax and exceptional items was [pound sterling]
              363.1 million, an increase of [pound sterling] 35.1 million (10.7%) over 1995. The post-exceptional figure of [pound sterling]
              92.8 million compared with [pound sterling] 322.4 million last year.

TAXATION
   .......... The tax rate as a percentage of pre-exceptional profit before tax fell to 33.8% from 34.8% a year earlier. This was largely due to a further increase in the proportion of total profits earned in the UK which allowed the absorption of [pound sterling] 21.0 million of Advance Corporation Tax (ACT) written off in prior years. At the end of 1996, ACT already written off and available for carry forward for use against future corporation tax liabilities was [pound sterling] 74.1 million.

              The small tax charge on exceptional items arises primarily as the result of capital gains tax on UK divestments. In view of the uncertainties surrounding both the quantum and incidence of the final Meineke judgement, no tax relief thereon has been assumed.

EARNINGS
AND DIVIDEND
   .......... Earnings per share before exceptional items calculated on the weighted average number of shares in issue during the year were 65.2p, an increase of 7.9p (13.8%) from 1995.

              Including the second interim (in lieu of a final) dividend of 16.9p, the total dividend for the year of 26.5p represents a 2.5p (10.4%) increase over 1995 and is covered 2.5 times by pre-exceptional earnings.


                        EARNINGS AND DIVIDENDS PER SHARE
                                  [BAR GRAPH]
                  [ ] Earnings per share before   [ ] Dividend
                      exceptional items               per share


GKN REPORT & ACCOUNTS 1996

CASH FLOW

Cash flow from operations generated by subsidiaries was [pound sterling] 353 million (1995 --[pound sterling] 272 million) and was after a [pound sterling] 47 million reduction in the level of customer advances.

Cash spent on tangible fixed assets excluding hire stock was [pound sterling] 130 million compared with [pound sterling] 112 million in 1995. Total capital expenditure, including accruals, was [pound sterling] 135 million or 155% of depreciation and reflected major expansion and capacity replacement programmes in the Group's driveline and other automotive operations and at GKN Westland for systems development and tooling for the EH101 helicopter in advance of production.

A total of [pound sterling] 96 million was spent on the acquisition of the Spanish automotive minorities, Italcardano Universal Giunti, Mabeg and on further investment in associates. GKN shares for subsequent allocation under the newly introduced Long Term Incentive Plan were acquired at a cost of [pound sterling] 8 million.

[pound sterling] 54 million was received from the sale of subsidiaries, [pound sterling] 46 million of which related to Parts Inc with the balance deferred consideration from prior year divestments.

Net cash inflow in the year was [pound sterling] 33 million (1995 - [pound sterling] 151 million).

SUBSIDIARIES' CASHFLOW FROM
OPERATIONS AND OPERATING PROFIT

                                  [BAR GRAPH]

[] Cashflow from operations           [] Operating profit before
   before advances                       exceptional item

TREASURY POLICY AND FUNDING

Appropriate policies are in place to ensure that the Group has sufficient liquidity, is able to make investments or acquisitions without funding constraint and can obtain funding at the lowest after-tax cost practicable. These policies are designed to protect the Group from fluctuations in interest rates and maintain the value of cash flows and net assets denominated in foreign currencies.

At the end of the year there were net cash resources of [pound sterling] 528 million of which [pound sterling] 195 million related to cash received from customers in advance of work carried out. The net figure is struck after a number of borrowings, the largest of which are redeemable preference shares issued under the Foreign Income Dividend legislation. These represent a useful and most cost effective after-tax medium term source of finance for the Group.

                                                                FINANCIAL REVIEW

The net cash position at the year-end is summarised below. Surplus cash is invested with counterparties which have high quality credit rating.

                                                  [pound sterling]m
              Cash at bank and in hand:
                 customer advances               195
                 other                           663
                                                 ---
                                                                     858

              Borrowings                                            (330)
                                                                    ----
              Total net cash                                         528

SHAREHOLDERS' EQUITY

There was a reduction in shareholders' equity to [pound sterling] 725 million at the end of 1996 from [pound sterling] 926 million a year earlier with the major factors being the pre-exceptional profit of the year offset by the creation of the Meineke provision, the impact of goodwill on acquisitions and the adverse effect of balance sheet currency translation.

EQUITY AND CASH

                                  [BAR GRAPH]

[] Equity            [] Borrowings         [] Net cash
                                              resources

GOING CONCERN

In view of the strength of the year-end balance sheet and in the light of future funding requirements, the Directors are of the opinion that it is appropriate for the financial statements to be prepared on a going concern basis. The auditors have reported on this on page 76.

ACCOUNTING STANDARDS AND PRESENTATION

In October the Accounting Standards Board (ASB) published a revision to FRS 1 -- Cash Flow Statements and, as encouraged by the ASB, this has been adopted for this year's accounts. The other new accounting requirements affecting the Group in 1996 are FRS 8 -- Related Party Disclosures and UITF Abstract 13 -- Accounting for ESOP Trusts and reference is made to these, where appropriate, in the financial statements.

                                                      GKN REPORT & ACCOUNTS 1996

                                   [GKN LOGO]


                            DIRECTORS' RESPONSIBILITY
                                FOR THE ACCOUNTS

At the end of each financial year the Directors are required by the Companies Act 1985 to prepare accounts which give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for that year. In preparing the accounts for the year ended 31st December 1996, appropriate accounting policies, supported by reasonable and prudent judgements and estimates, have been consistently used and UK applicable accounting standards have been followed.

The Directors are responsible for ensuring that the Group keeps proper accounting records which disclose with reasonable accuracy at any time the financial position of the Group and which enable them to ensure that the accounts comply with the Companies Act 1985. In addition, the Directors are responsible for ensuring that an appropriate system of internal control is in operation to provide them with reasonable assurance that the assets of the Group are properly safeguarded and to ensure that reasonable steps are taken to prevent or detect fraud and other irregularities.

On behalf of the Board
G DENHAM
Secretary                                                        10th March 1997

                             REPORT OF THE AUDITORS
                            TO THE MEMBERS OF GKN PLC

We have audited the accounts on pages 54 to 74.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS
As described above the Company's Directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

BASIS OF OPINION
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.

OPINION
In our opinion the accounts give a true and fair view of the state of affairs of the Company and the Group at 31st December 1996 and of the result, total recognised gains and losses and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

COOPERS & LYBRAND
Chartered Accountants and Registered Auditors
Birmingham                                                       10th March 1997


                                                      GKN REPORT & ACCOUNTS 1996

                                   [GKN LOGO]

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31ST DECEMBER 1996

                                                         BEFORE
                                                    EXCEPTIONAL        EXCEPTIONAL             1996                   1995
                                                          ITEMS           ITEMS                TOTAL                  TOTAL
                                          Notes             [pound sterling]m                        [pound sterling]m
SALES
Subsidiaries:
  continuing operations                               2862.6                  --             2862.6                  2602.8
  discontinued operations                               10.4                  --               10.4                   290.8
                                                     ----------------------------------------------------------------------
                                             2        2873.0                  --             2873.0                  2893.6
Share of associated companies:
  continuing operations                      2         464.0                  --              464.0                   411.1
                                                     ----------------------------------------------------------------------
                                                      3337.0                  --             3337.0                  3304.7
                                                     ----------------------------------------------------------------------
OPERATING PROFIT
Continuing operations:
  subsidiaries                               3         260.6              (270.0)              (9.4)                  236.8
  share of associated companies                         90.4                  --               90.4                    72.3
                                                     ----------------------------------------------------------------------
                                                       351.0              (270.0)              81.0                   309.1
Discontinued operations:
  subsidiaries                               3          (0.7)                 --               (0.7)                   11.8
                                                     ----------------------------------------------------------------------
TOTAL OPERATING PROFIT                                 350.3              (270.0)              80.3                   320.9
EXCEPTIONAL ITEMS
Profits less losses on sale or
  closure of subsidiaries                    4             --               (0.3)              (0.3)                   (5.6)
                                                     ----------------------------------------------------------------------
PROFIT BEFORE INTEREST AND TAXATION                    350.3              (270.3)              80.0                   315.3
Interest receivable/(payable):
  subsidiaries                               5          24.6                   --               24.6                    18.2
  share of associated companies              5         (11.8)                  --              (11.8)                  (11.1)
                                                     ----------------------------------------------------------------------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION          363.1              (270.3)              92.8                   322.4
Taxation                                     6        (122.7)               (0.4)            (123.1)                 (120.4)
                                                     ----------------------------------------------------------------------
(Loss)/profit on ordinary activities after taxation    240.4              (270.7)             (30.3)                  202.0
Minority interests -- equity                           (11.7)                 --              (11.7)                  (14.6)
                                                     ----------------------------------------------------------------------
(LOSS)/EARNINGS OF THE YEAR                            228.7              (270.7)             (42.0)                  187.4
                                                     =============================
DIVIDENDS                                    7                                                (93.4)                  (83.7)
                                                                                             ------------------------------
TRANSFER (FROM)/TO RESERVES                  23                                              (135.4)                  103.7
                                                                                             ==============================
(LOSS)/EARNINGS PER SHARE                    8                                                (12.0)p                  53.9p
                                                                                             ==============================
PROFIT BEFORE TAX AND EXCEPTIONAL ITEMS                                       [pound sterling]363.1m  [pound sterling]328.0m
                                                                                             ==============================
EARNINGS PER SHARE BEFORE EXCEPTIONAL ITEMS  8                                                65. 2p                  57. 3p
                                                                                             ==============================

The Group's share of profit before tax of associated companies amounted to [pound sterling] 78.6 million (1995 -- [pound sterling]61.2 million).

                                                      GKN REPORT & ACCOUNTS 1996

                                   [GKN LOGO]

                           CONSOLIDATED BALANCE SHEET

AT 31ST DECEMBER 1996
                                                                          1996                1995
                                                      Notes  [pound sterling]m   [pound sterling]m
FIXED ASSETS
Tangible assets                                          10              699.2               707.1
Investments                                              11              187.2               179.0
                                                              --------------------------------------
                                                                         886.4               886.1
                                                              --------------------------------------

CURRENT ASSETS
Stocks                                                   12     328.3              405.2
Debtors                                                  13     429.0              454.0
Investment in liquid resources                           14       --               100.0
Cash at bank and in hand                                 15     858.1              605.2
                                                              --------------------------------------
                                                               1615.4             1564.4
                                                              --------------------------------------

CREDITORS: amounts falling due within one year
Short term borrowings                                    16     (21.6)             (24.0)
Creditors                                                17    (835.0)            (900.0)
Taxation payable                                         18     (69.2)             (74.8)
Dividend payable                                                (59.6)             (53.2)
                                                              --------------------------------------
                                                               (985.4)           (1052.0)
                                                              --------------------------------------

NET CURRENT ASSETS                                                       630.0               512.4
                                                              --------------------------------------

TOTAL ASSETS LESS CURRENT LIABILITIES                                   1516.4              1398.5

CREDITORS: amounts falling due beyond one year
Term loans                                               19             (267.9)             (171.6)
Obligations under finance leases                         20              (32.9)              (38.4)
PROVISIONS FOR LIABILITIES AND CHARGES                   21             (450.1)             (190.7)
                                                              --------------------------------------

NET ASSETS                                                               765.5               997.8
                                                              ======================================

CAPITAL AND RESERVES
Called up share capital                                  22              352.6               349.0
Share premium account                                    23     279.5              273.8
Revaluation reserve                                      23      61.2               56.9
Other reserves                                           23    (248.7)            (212.0)
Profit and loss account                                  23     280.6              458.5
                                                              --------------------------------------
                                                                         372.6               577.2
                                                              --------------------------------------

EQUITY INTEREST                                                          725.2               926.2
Minority interests - equity                                               40.3                71.6
                                                                         765.5               997.8
                                                              ======================================

The accounts were approved by the Board of Directors on 10th March 1997 and were signed by:

DAVID LEES
DAVID J TURNER
Directors

                                                      GKN REPORT & ACCOUNTS 1996

                                   [GKN LOGO]

                          STATEMENT OF TOTAL RECOGNISED
                                GAINS AND LOSSES

FOR THE YEAR ENDED 31ST DECEMBER 1996                        1996        1995
                                                  Notes       [Pound Sterling]m
(LOSS)/EARNINGS OF THE YEAR                                  (42.0)     187.4
Currency variations                               1          (38.2)       5.8
Property revaluation                                           4.0         --
Other gains and losses                                        (1.4)      (0.3)
                                                             ------------------
TOTAL RECOGNISED GAINS AND LOSSES OF THE YEAR                (77.6)     192.9
                                                             ==================

(Loss)/earnings of the year on an historical cost basis are not materially different from those reported above.

                         RECONCILIATION OF MOVEMENTS IN
                              SHAREHOLDERS' EQUITY

FOR THE YEAR ENDED 31ST DECEMBER 1996                                               1996         1995
                                                                                  [Pound Sterling]m
TOTAL RECOGNISED GAINS AND LOSSES OF THE YEAR                                     (77.6)     192.9
Dividends                                                                         (93.4)     (83.7)
Issue of ordinary shares net of costs                                              18.5       10.0
Purchased goodwill written off                                                    (48.5)     (18.8)
Goodwill on businesses sold or closed                                                --       26.0
                                                                                  ------------------
TOTAL (DECREASE)/INCREASE                                                        (201.0)     126.4
Shareholders' equity at 1st January 1996                                          926.2      799.8
                                                                                  ------------------
SHAREHOLDERS' EQUITY AT 31ST DECEMBER 1996                                        725.2      926.2
                                                                                  ==================

                              MOVEMENT IN NET FUNDS

FOR THE YEAR ENDED 31ST DECEMBER 1996                                              1996         1995
                                                                                   [Pound Sterling]m
Increase in cash                                                                   21.2       57.6
Increase in liquid resources and financing                                         11.4       93.1
                                                                                  ------------------
CASH INFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING                           32.6      150.7
Currency variations                                                                26.5      (16.2)
Net proceeds of ordinary share issues                                               9.3        4.7
Subsidiaries acquired and sold                                                     (4.0)       9.2
Net movement on finance leases                                                     (0.4)      (0.3)
                                                                                  ------------------
TOTAL INCREASE                                                                     64.0      148.1
Net funds at 1st January 1996                                                     464.3      316.2
                                                                                  ------------------
NET FUNDS AT 31ST DECEMBER 1996                                                   528.3      464.3
                                                                                  ==================

GKN REPORT & ACCOUNTS 1996

                                   [GKN LOGO]

                        CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31ST DECEMBER 1996                              1996              1995
                                                      Notes   [Pound sterling]m     [pound sterling]m
NET CASH INFLOW FROM OPERATING ACTIVITIES
Subsidiaries                                                   353.4               271.8
Dividends received from associated companies                    33.7                34.2
                                                              -------             -------
                                                       A                   387.1                   306.0
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                               56.8                40.5
Interest paid                                                  (29.3)              (23.9)
Dividends paid to minority interests                            (8.6)               (7.9)
                                                              -------              -------
                                                                            18.9                     8.7
TAXATION
United Kingdom                                                 (46.7)              (35.2)
Overseas                                                       (70.3)              (76.1)
                                                              -------              -------
                                                                          (117.0)                 (111.3)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                             (132.9)             (125.5)
Sale of tangible fixed assets                                    7.3                 6.9
Investment loans to associated companies                        (4.3)               (1.5)
Other financial investments                                     (8.1)                 --
                                                              -------              -------
                                                                          (138.0)                 (120.1)
ACQUISITIONS AND DISPOSALS
Purchase of subsidiaries                               B       (71.9)              (17.1)
Purchase of associated companies                               (23.7)              (32.0)
Sale of subsidiaries                                   B        53.8                89.6
Sale of associated companies                                     1.2                98.9
                                                              -------              -------
                                                                           (40.6)                  139.4
EQUITY DIVIDENDS PAID                                                      (77.8)                  (72.0)
                                                                          -------                 -------
CASH INFLOW BEFORE USE OF LIQUID RESOURCES
AND FINANCING                                                               32.6                   150.7
MANAGEMENT OF LIQUID RESOURCES
Sale/(purchase) of bank loan note investment                   100.0              (100.0)
Increases in short term loans and deposits                    (279.0)              (23.3)
Decreases in short term loans and deposits                      70.5                42.0
                                                              -------              -------
                                                       C                  (108.5)                  (81.3)
FINANCING
Net proceeds of ordinary share issues                            9.3                 4.7
Issue of FID redeemable preference shares                      300.0                  --
Redemption of FID redeemable preference shares                (200.0)                 --
Proceeds of other term borrowings                                0.5                 0.3
Repayment of other term borrowings                              (5.8)               (9.4)
Finance leases                                                  (6.9)               (7.4)
                                                              -------              -------
                                                       C                    97.1                   (11.8)
                                                                         -------                  -------
INCREASE IN CASH                                       C                    21.2                    57.6
                                                                         =======                   =======

The 1995 comparative figures have been restated to reflect the requirements of FRS 1 (Revised 1996).

                                                      GKN REPORT & ACCOUNTS 1996

                                   [GKN LOGO]

                        NOTES ON THE CASH FLOW STATEMENT

A  NET CASH INFLOW FROM OPERATING ACTIVITIES                                               1996               1995
                                                                                               [pound sterling]m
    Operating profit from continuing operations                                            81.0               309.1
    Share of associated company operating profit ([pound sterling]90.4m, 1995 --
      [pound sterling]72.3m) net of dividends received ([pound sterling]33.7m, 1995 --
      [pound sterling]34.2m)                                                              (56.7)              (38.1)
    Depreciation                                                                           86.8                80.5
    Profit on sale of tangible fixed assets                                                (1.5)               (0.4)
    Decrease/(increase) in stocks                                                           8.0               (64.6)
    Decrease in debtors                                                                     1.4                 2.3
    Increase in creditors                                                                  39.1                65.6
    Increase in provisions                                                                281.4                11.4
    Decrease in customer advances                                                         (46.7)              (63.4)
                                                                                         --------------------------
    Cash inflow from continuing operations                                                392.8               302.4
    Cash (outflow)/inflow from discontinued operations                                     (5.7)                3.6
                                                                                         --------------------------
    NET CASH INFLOW FROM OPERATING ACTIVITIES                                             387.1               306.0
                                                                                         ==========================

B  PURCHASE AND SALE OF SUBSIDIARIES                     ACQUISITIONS                            SALES
                                                   1996               1995              1996              1995
                                                      [pound sterling]m                    [pound sterling]m
    Fixed assets                                  (12.2)              (6.4)               3.0              57.3
    Working capital and provisions                 (5.5)              (1.8)              42.8              21.7
    Taxation payable                                1.0                0.1                 --              (1.5)
    Cash                                            1.7               (3.5)               0.5               3.6
    Loans and finance leases                        4.0                3.4                 --             (12.6)
    Minority interests                            (31.8)              (6.5)                --                --
                                                 ------             ------             ------            ------
                                                  (42.8)             (14.7)              46.3              68.5
    Change from associated company status            --                2.0                 --                --
    Surplus on sales                                 --                 --                2.8               6.4
    Goodwill                                      (28.4)              (4.8)                --              26.0
                                                 ------             ------             ------            ------
    Total consideration                           (71.2)             (17.5)              49.1             100.9
    Deferred consideration                          1.0               (3.1)               5.2              (7.7)
                                                 ------             ------             ------            ------
    Consideration (paid)/received                 (70.2)             (20.6)              54.3              93.2
    Less: cash                                     (1.7)               3.5               (0.5)             (3.6)
                                                 ------             ------             ------            ------
    NET CASH (OUTFLOW)/INFLOW                     (71.9)             (17.1)              53.8              89.6
                                                 ======             ======             ======            ======

                                                                                                 CHANGE IN 1996
C  ANALYSIS OF MOVEMENTS                     NET FUNDS AT END OF YEAR             -----------------------------------------------
    IN NET FUNDS                                                                                     LIQUID
                                               1996             1995               CASH             RESOURCES          FINANCING
                                                 [pound sterling]m                              [pound sterling]m
Bank loan note investment                        --              100.0                 --            (100.0)                --
Bank balances and cash                        168.8              114.2               54.6                --                 --
Short term loans and deposits                 689.3              491.0                 --             198.3                 --
Bank overdrafts                               (18.2)             (17.6)              (0.6)               --                 --
Other short term borrowings                    (3.4)              (6.4)                --                --                3.0
Term loans                                   (267.9)            (171.6)                --                --              (96.3)
Finance leases -- due in more
  than one year                               (32.9)             (38.4)                --                --                5.5
  -- due within one year                       (7.4)              (6.9)                --                --               (0.5)
                                            -------            -------            -------           -------            -------
                                              528.3              464.3               54.0              98.3              (88.3)
                                            =======            =======
Net proceeds of ordinary share issues                                                  --                --               (9.3)
Subsidiaries acquired and sold
  (excluding cash)                                                                     --                --                4.0
Non-cash movements -- finance leased
  capital expenditure                            --                --                 0.4
  -- currency variations                                                            (32.8)             10.2              (3.9)
                                                                                  -------           -------            -------
NET CASH INFLOW/(OUTFLOW)                                                            21.2             108.5              (97.1)
                                                                                  =======           =======            =======

Cash consists of cash in hand and bank balances and overdrafts repayable on demand as defined by FRS 1. Liquid resources consist of short term investments, loans and deposits excluding cash.

                              NOTES ON THE ACCOUNTS

1  BASIS OF CONSOLIDATION

         ACCOUNTING POLICIES

         These accounts are prepared under the historical cost convention, as modified by the revaluation of land and buildings, and comply with UK applicable accounting standards including FRS 1 (Revised 1996) "Cash Flow Statements" and FRS 8 "Related Party Disclosures" which are adopted for the first time.

         The Group's accounting policies are shown in the notes on pages 59 to
         72. Local legislation prevents certain overseas subsidiaries from conforming with the accounting policies adopted by the Group. Where appropriate, adjustments are made on consolidation so that the group accounts are presented on a uniform basis.

         In order to bring the presentation of the Group's share of the profit before tax of associated companies into line with that of subsidiaries, the operating profit and net interest payable of associated companies has been shown separately in the profit and loss account. Comparative figures have been reanalysed accordingly.

         COMPOSITION OF THE GROUP ACCOUNTS

         The group accounts consolidate the accounts for the year to 31st December 1996 of the Company and its subsidiaries.

         SUBSIDIARIES ACQUIRED AND SOLD

         The results of subsidiaries acquired or sold during the year are included in the consolidated profit and loss account from the date of acquisition or to the date of disposal. In the case of acquisitions during the year the acquisition method of accounting has been used.

         DISCONTINUED OPERATIONS

         Profits or losses are analysed as discontinued operations where businesses are sold or closed by the date on which the accounts are approved. Where businesses are treated as sold or closed in the current year, the prior year's analyses are restated to reflect those businesses as discontinued.

         FOREIGN CURRENCIES

         The results and cash flows of overseas subsidiaries and associated companies are translated to sterling at average exchange rates. Where practicable, transactions involving foreign currencies are protected by forward contracts. Assets and liabilities in foreign currencies are translated at the appropriate forward contract rate or, if not covered, at the exchange rate ruling at the balance sheet date. Differences on revenue transactions are dealt with through the profit and loss account.

         Where practicable, the Group's overseas equity investments are hedged by borrowings in the currencies in which those assets are denominated. Differences arising on translation of overseas net assets less exchange differences on borrowings which finance those net assets are dealt with through reserves. The accounts of operations in countries where hyper-inflationary conditions have existed, are prepared using a stable currency before translation into sterling. The exchange rates used for the currencies most important to the Group's operations are:

                                  [pound sterling]1 = DM  [pound sterling]1 = FF  [pound sterling]1 = US$
1996 average                                2.36                   8.02                    1.57
1995 average                                2.26                   7.87                    1.58
1996 year end                               2.64                   8.90                    1.71
1995 year end                               2.22                   7.59                    1.55

         GOODWILL

         Goodwill arising on consolidation, which consists of the excess of the purchase price over the fair value of the net assets of subsidiaries and associated companies at the date of acquisition, is deducted from reserves.

                                                      GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS

2  SALES

         Sales shown in the profit and loss account exclude value added taxes and, except in the case of long-term contracts, represent the invoiced value of goods and services charged to external customers. On long-term contracts, sales are based either on deliveries made or, in the case of development and similar contracts, on the estimated sales value of work done. The geographical markets supplied by subsidiaries and associated companies are as follows:

                                                  GEOGRAPHICAL MARKETS SUPPLIED
                                         -----------------------------------------------------
                                         UNITED      CONTINENTAL             REST OF
                                         KINGDOM       EUROPE      AMERICA  THE WORLD    TOTAL
                                            [pound sterling]m           [pound sterling]m
SALES BY SUBSIDIARIES
By business
Automotive and
  Agritechnical Products                      319       1030        362        140       1851
Aerospace and Special Vehicles                408         81        110        362        961
Industrial Services                             4          -         34         23         61
                                             ----       ----       ----       ----       ----
Total 1996                                    731       1111        506        525       2873
                                             ====       ====       ====       ====       ====
By region of origin
United Kingdom                                692        145        107        360       1304
Continental Europe                             39        966         33         38       1076
America                                         -          -        360         15        375
Rest of the world                               -          -          6        112        118
                                             ----       ----       ----       ----       ----
Total 1996                                    731       1111        506        525       2873
                                             ====       ====       ====       ====       ====
Total 1995                                    742       1123        601        428       2894
                                             ====       ====       ====       ====       ====
SALES BY ASSOCIATED COMPANIES
Group share 1996                              142        120        158         44        464
                                             ====       ====       ====       ====       ====
Group share 1995                              133        100        125         53        411
                                             ====       ====       ====       ====       ====

         Analyses of sales, operating profit and net operating assets of subsidiaries and associated companies by business and by region of origin are shown on page 74.

         In the ordinary course of business, sales and purchases of goods and services take place between subsidiary and associated companies priced on an `arms-length basis'. These transactions are not significant except for amounts charged by GKN Westland Helicopters Ltd to EH Industries Ltd (jointly owned by the Group and Agusta SpA) of
         [pound sterling]91.3 million (1995 - [pound sterling]86.0 million) and, conversely, charges made by EH Industries Ltd to GKN Westland Helicopters Ltd of [pound sterling]31.9 million (1995 - [pound sterling]13.6 million) under the terms of contracts in connection with the manufacture and sale of EH101 helicopters. To avoid duplication, the Group's share of EH Industries Ltd sales is excluded from associated company sales. There are no other related party transactions requiring disclosure under FRS 8 (Related Party Disclosures).

NOTES ON THE ACCOUNTS


3  OPERATING PROFIT

                                                                1996                          1995

                                                     CONTINUING  DISCONTINUED      CONTINUING  DISCONTINUED
                                                     OPERATIONS    OPERATIONS      OPERATIONS    OPERATIONS
                                                         [pound sterling]m             [pound sterling]m
Sales by subsidiaries                                    2862.6          10.4          2602.8         290.8
                                                         ==================================================
Change in stocks of finished goods
  and work in progress                                     34.8            --            25.5           1.2
Raw materials and consumables                           (1048.7)         (7.2)         (931.7)       (150.7)
Staff costs (note 9)                                     (823.0)         (1.5)         (793.7)        (69.7)
Redundancy and reorganisation costs                        (8.6)           --            (4.6)         (0.3)
Depreciation written off fixed assets
  (including [pound sterling]7.8 million in
  respect of assets under finance leases,
  1995 -- [pound sterling]10.5 million)                   (86.8)         (0.1)          (80.5)         (6.8)
Other external charges                                   (939.7)         (2.3)         (581.0)        (52.7)
                                                        ----------------------------------------------------
                                                        (2872.0)        (11.1)        (2366.0)       (279.0)
                                                        ----------------------------------------------------
Operating (loss)/profit                                    (9.4)         (0.7)          236.8          11.8
                                                        ====================================================

         Other external charges include a provision of [pound sterling]270.0 million (1995 -- nil) in respect of Meineke litigation (see note 27), rental for hire of equipment [pound sterling]16.8 million (1995 -- [pound sterling]20.5 million) and rental for leased property [pound sterling]13.3 million (1995 -- [pound sterling]15.7 million). Auditors' remuneration was [pound sterling]1.7 million (1995 -- [pound sterling]1.7 million) and non-audit fees payable to Coopers & Lybrand in the United Kingdom amounted to [pound sterling]0.3 million (1995 -- [pound sterling]0.7 million).

         The results of businesses acquired during the year are not significant and are shown within continuing operations.

         Depreciation is not provided on freehold land. In the case of buildings and computers, depreciation is provided on valuation or original cost. For all other categories of asset, depreciation is provided on the written down value at the beginning of the financial year. Except in special cases, depreciation is not charged on fixed assets capitalised during the year and available for use but a full year's depreciation is charged on fixed assets sold or scrapped during the year.

         Depreciation is applied to specific classes of asset by reference to their useful lives. The range of main rates of depreciation used is:

                                                                     STRAIGHT        REDUCING
                                                                         LINE         BALANCE
                                                                            %               %
Freehold buildings                                                          2              --
General plant, machinery, fixtures, fittings and equipment                 --        10 to 35
Computers and major software                                     20 to 33 1/3              --
Commercial vehicles and cars                                               --        40 to 45

         Leasehold properties are amortised by equal annual instalments over the period of the lease or 50 years whichever is the shorter.

         Operating lease rentals are charged to the profit and loss account as incurred over the lease term.

         Costs of reorganisation and redundancy which are not part of a fundamental restructuring are charged against operating profit in the period when the announcement is made.

         Revenue expenditure on research and development and the cost of acquiring patents and know-how are written off as incurred. Research and development costs totalled [pound sterling]226 million (1995 -- [pound sterling]192 million) after including [pound sterling]132 million of expenditure refunded by customers and other parties for development work carried out on their behalf and capital expenditure of [pound sterling]4 million.

                                                      GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS

4  EXCEPTIONAL ITEMS

                                                              1996                        1995
                                                     CONTINUING  DISCONTINUED    CONTINUING  DISCONTINUED
                                                     OPERATIONS    OPERATIONS    OPERATIONS    OPERATIONS
                                                         [pound sterling]m           [pound sterling]m
Profits ([pound sterling]4.2 million)
less losses ([pound sterling] 4.5 million)
on sale or closure of subsidiaries:
  Sale of Axles businesses                                   --           0.7            --           8.4
  Sale of Parts Inc                                          --          (1.1)           --         (12.4)
  Other                                                     0.6          (0.5)         (1.7)          0.1
                                                       --------------------------------------------------
                                                            0.6          (0.9)         (1.7)         (3.9)
                                                       ==================================================

         Exceptional items of subsidiaries include goodwill on businesses sold or closed of [pound sterling] nil (1995 -- [pound sterling]26.0 million). Losses on sale or closure of subsidiary businesses include closure costs of [pound sterling]3.2 million (1995 -- [pound sterling]0.9 million).

         Details of companies acquired and sold are given in the Review of Operations on pages 13 to 39.


5  INTEREST RECEIVABLE/(PAYABLE)


                                                                                       1996     1995
                                                                                    [pound sterling]m
Subsidiaries
Loans to associated companies                                                           4.3      2.9
Short term investments, loans and deposits                                             51.3     38.1
                                                                                     ---------------
                                                                                       55.6     41.0
Short term borrowings                                                                  (5.7)    (5.5)
(including bank interest[pound sterling]1.2 million,
 1995 -- [pound sterling]0.3 million)
Loans repayable within five years                                                     (17.9)    (9.3)
(including bank interest [pound sterling]0.7 million,
 1995 -- [pound sterling]1.2 million)
Loans repayable after five years                                                       (4.4)    (5.0)
Finance leases                                                                         (3.0)    (3.0)
                                                                                     ---------------
                                                                                       24.6     18.2
                                                                                     ===============
Share of associated companies
Interest receivable                                                                     1.5      1.4
Interest payable                                                                      (13.3)   (12.5)
                                                                                     ---------------
                                                                                      (11.8)   (11.1)
                                                                                     ===============

6  TAXATION

United Kingdom corporation tax at 33% after crediting
double taxation relief[pound sterling]28.1 million
(1995 -- [pound sterling]17.7 million)                                                 55.3     54.6
Overseas taxation                                                                      70.2     70.4
Advance corporation tax                                                               (21.0)   (23.4)
Deferred taxation                                                                       4.7      2.9
                                                                                     ---------------
                                                                                      109.2    104.5
Adjustment to taxation of earlier years                                                (6.8)    (2.9)
                                                                                     ---------------
                                                                                      102.4    101.6
Associated companies                                                                   20.7     18.8
                                                                                     ---------------
                                                                                      123.1    120.4
                                                                                     ===============

GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS

7  DIVIDENDS

                                                                     1996          1995
                                                                     [pound sterling]m
Interim (paid 18th October 1996) 9.6p per
  [pound sterling]1 share on 351.8 million shares                    33.8          30.5
  (1995 -- 8.75p per [pound sterling]1 share on
   348.3 million shares)
Second interim (payable 16th May 1997) 16.9p per
  [pound sterling]1 share on 352.6 million shares                    59.6            --
Final 1995 -- 15.25p per [pound sterling]1 share on
  349.0 million shares                                                 --          53.2
                                                                     ------------------
                                                                     93.4          83.7
                                                                     ==================

8  EARNINGS PER SHARE

         Earnings per share for 1996 are based on the loss of the year of [pound sterling]42.0 million (1995 -- earnings [pound sterling]187.4 million) and calculated on the weighted average number of 350.9 million shares in issue and ranking for dividend (1995 -- 347.7 million). Earnings per share before exceptional items, which the directors consider gives a useful additional indication of underlying performance, are calculated on the earnings of the year adjusted as follows:

                                                              EARNINGS          EARNINGS PER SHARE
                                                          1996      1995         1996        1995
                                                         [pound sterling]m       [pound sterling]m
(Loss)/earnings of the year                              (42.0)    187.4        (12.0)       53.9
Meineke litigation charges included
  in operating profit                                    270.0        --         77.0          --
Profits less losses on sale or closure
  of subsidiaries                                          0.3       5.6          0.1         1.6
Taxation attributable to exceptional items                 0.4       6.2          0.1         1.8
                                                         ----------------------------------------
Earnings before exceptional items                        228.7     199.2         65.2        57.3
                                                         ========================================

9  STAFF COSTS AND DIRECTORS' REMUNERATION

                                                                                 1996        1995
                                                                                [pound sterling]m
Wages and salaries                                                               673.9      712.4
Social security costs                                                            102.4      104.3
Other pension costs                                                               48.2       46.7
                                                                                -----------------
                                                                                 824.5      863.4
                                                                                =================
The average numbers employed during the year were:
United Kingdom                                                                  14,010     15,824
Continental Europe                                                              11,845     12,038
America                                                                          2,350      4,164
Rest of the world                                                                1,310        835
                                                                                -----------------
                                                                                29,515     32,861
                                                                                =================

         An analysis of the number of employees at 31st December 1996 is shown on page 40. The disclosures required by the Companies Act 1985 and the London Stock Exchange in respect of directors' remuneration and their share interests are contained in the Remuneration Committee Report on pages 80 to 86.

                                                      GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS

10  TANGIBLE ASSETS                                                                           OTHER          CAPITAL
                                                                       LAND AND            TANGIBLE          WORK IN
                                                                       BUILDINGS       FIXED ASSETS         PROGRESS         TOTAL
                                                                             [pound sterling]m                 [pound sterling]m
         COST OR VALUATION
         At 1st January 1996                                            338.2             1157.9              21.4           1517.5
         Currency variations                                            (27.4)            (111.9)             (3.8)          (143.1)
         Subsidiaries acquired and sold                                   1.5               (0.4)              2.5              3.6
         Capital expenditure                                              8.3               73.7              53.1            135.1
         Transfers                                                        1.0               22.9             (23.9)            --
         Disposals                                                       (0.7)             (30.1)             --              (30.8)
         Property revaluation                                           (25.2)              --                --              (25.2)
                                                                        -----------------------------------------------------------
         At 31st December 1996                                          295.7             1112.1              49.3           1457.1
                                                                        -----------------------------------------------------------
         ACCUMULATED DEPRECIATION
         At 1st January 1996                                             38.2              772.2              --              810.4
         Currency variations                                             (3.6)             (76.0)             --              (79.6)
         Subsidiaries acquired and sold                                  (2.9)              (2.7)             --               (5.6)
         Disposals                                                       (0.6)             (24.4)             --              (25.0)
         Charge for the year                                             10.3               76.6              --               86.9
         Property revaluation                                           (29.2)              --                --              (29.2)
                                                                        -----------------------------------------------------------
         At 31st December 1996                                           12.2              745.7              --              757.9
                                                                        -----------------------------------------------------------
         NET BOOK VALUE                                                 283.5              366.4              49.3            699.2
                                                                        =====              =====              ====            =====
         Owned assets                                                   276.8              338.3              49.3            664.4
         Assets under finance leases                                      6.7               28.1              --               34.8
                                                                        -----------------------------------------------------------
                                                                        283.5              366.4              49.3            699.2
                                                                        ===========================================================


                                                                       COST OR         ACCUMULATED
                                                                       VALUATION       DEPRECIATION              NET BOOK VALUE
                                                                       ---------       ------------         ------------------------
                                                                                                              1996            1995
                                                                             [pound sterling]m                 [pound sterling]m

         Analysis of land and buildings:
         Freehold land                                                   73.9           --                    73.9             67.8
         Freehold buildings                                             202.7           (7.0)                195.7            215.6
         Long leases                                                      4.0           --                     4.0              3.8
         Short leases (expiring on or
           before 31st December 2046)                                    15.1           (5.2)                  9.9             12.8
                                                                        -----------------------------------------------------------
                                                                        295.7          (12.2)                283.5            300.0
                                                                        ===========================================================



         Cost or valuation of land and buildings at 31st December 1996 includes:          [pound sterling]m
         1996 valuation                                                                          227.4
         Earlier years' valuations                                                                 8.1
         At cost or fair value on acquisition                                                     60.2
                                                                                                 -----
                                                                                                 295.7
                                                                                                 =====



         Major freehold and long leasehold properties in the UK, USA, Germany and France were valued at 31st December 1996 by DTZ Debenham Thorpe and King Sturge & Co, chartered surveyors. Properties were valued, in accordance with the Appraisal and Valuation Manual of the Royal Institution of Chartered Surveyors, on the basis of open market value and existing use value except for specialised properties which were valued on a depreciated replacement cost basis.

         The surplus arising on revaluation of [pound sterling]4.0 million has been transferred to revaluation reserve. The original cost of land and buildings at 31st December 1996 was [pound sterling]278.3 million; the notional net book value on that basis would have been [pound sterling]216.0 million.

         Capital work in progress is expenditure on fixed assets in the course of construction. Transfers are made to other fixed asset categories when assets are available for use.

         Where fixed assets are financed by leasing agreements which give rights approximating to ownership, the assets are treated as if they have been purchased and the capital element of the leasing commitments is shown as obligations under finance leases. The rentals payable are apportioned between interest, which is charged to the profit and loss account, and capital which reduces the outstanding obligation.

GKN REPORT & ACCOUNTS 1996             64

NOTES ON THE ACCOUNTS

11  INVESTMENTS

                                                                        1996            1995
                                                                         [pound sterling]m

Associated companies                                                    162.5           163.9
Other investments at cost                                                 0.2             0.2
Interest in own shares                                                    5.4            --
Loans to associated companies                                            19.1            14.9
                                                                        ---------------------
                                                                        187.2           179.0
                                                                        =====================


The movement in the book value of investments is as follows:
At 1st January 1996                                                     179.0           252.7
Profit retained by associated companies                                   9.9             3.7
Currency variations                                                     (14.4)            2.7
Additions                                                                16.7            18.6
Disposals                                                                (1.3)          (97.6)
Other movements                                                          (2.7)           (1.1)
                                                                        ---------------------
At 31st December 1996                                                   187.2           179.0
                                                                        =====================


         Associated companies, although not subsidiaries, are those in which the Group has a long term interest and is able to exercise significant influence through its representation on the board of directors.

         Associated companies except for Chep USA are stated at the Group's share of net tangible assets. The launch costs of Chep USA were capitalised up to a total of US$85 million. These costs are being amortised over ten years from September 1993. The Group's share of unamortised costs at 31st December 1996 amounted to [pound sterling]16.6 million (1995 -- [pound sterling]21.0 million). The Group's 50% investment in Chep USA is held by a subsidiary which is liable, with its partner, for the obligations of Chep USA.

         The principal associated companies with the country of incorporation and operation and Group percentage ownership at 31st December 1996, are shown below.

                                                                                TOTAL ISSUED SHARES      CAPITAL
                                                                                                         EQUITY
                                                                                       MILLION           HOLDING
                                                                                                           %
         ATH-Albarus Transmissoes Homocineticas Ltda            Brazil                        R$20.3      49.0
         Chep Europ BV                                          Netherlands                   Fl19.7      50.0
         Chep UK Ltd                                            England          [pound sterling]7.9      50.0
         Chep USA (partnership capital)                         USA                         US$155.8      50.0
         Cleanaway Holdings Ltd                                 England         [pound sterling]17.6      50.0
         EH Industries Ltd                                      England          [pound sterling]0.5      50.0
         Emitec Gesellschaft fur Emissionstechnologie mbH       Germany                       DM20.0      49.1
         Mabeg Holding GmbH                                     Germany                        DM4.1      50.0
         Mahindra Sintered Products Ltd                         India                         Rs22.6      49.0
         Shanghai GKN Drive Shaft Company Ltd                   China                     [Yen]160.3      39.3
         Transejes Transmisiones Homocineticas
           de Colombia SA                                       Colombia                   Ps13127.4      49.0
         Transmisiones Homocineticas Argentinas SA              Argentina                        --       49.0
         Unidrive Pty Ltd                                       Australia                      A$5.0      30.0
         Velcon S.A. de C.V.                                    Mexico                         N$0.7      39.0

         The Group also owns 50% of the total issued loan capital of Cleanaway Holdings Ltd of [pound sterling]9.3 million.

         Interest in own shares represents the cost, less amounts written off, of 0.7 million shares acquired by the GKN Employee Benefit Trust in the open market in connection with the GKN long-term incentive plans. At 31st December 1996 the shares, on which dividend and voting rights have been waived, had a market value of [pound sterling]7.3 million.

                                       65             GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS

12  STOCKS                                     1996            1995
                                                 [pound sterling]m

Raw materials and consumables                  106.0          116.5
Work in progress                                82.3           92.2
Long-term work in progress                      66.1           55.6
Finished goods and goods for resale             73.9          140.9
                                                -------------------
                                               328.3          405.2
                                               ====================


         Stocks, other than long-term work in progress, are valued at the lower of cost and estimated net realisable value, due allowance being made for obsolete or slow moving items. Cost includes the relevant proportion of works overheads assuming normal levels of activity.

         Long-term work in progress consists of net costs, after deducting foreseeable losses, of [pound sterling]266.5 million (1995 -- [pound sterling]287.6 million) less payments on account of [pound sterling]200.4 million (1995 -- [pound sterling]232.0 million). Payments received from customers are deducted from stock and work in progress to the extent of the cost of the work carried out and any excess is shown as customer advances. Profit on long-term contracts is taken when sales are recognised based on estimated overall profitability. On aerospace contracts where volumes are not contractually fixed, net non-recurring initial costs consisting of design, development and tooling, are amortised on a straight line basis over five years from the date on which they are incurred subject to the programme remaining in existence.

         The replacement cost of stocks is not materially different from the historical cost value.


13  DEBTORS                                               1996           1995
                                                           [pound sterling]m

         Due within one year:
         Trade debtors                                   306.4          348.4
         Amounts recoverable on contracts                  8.1            8.4
         Amounts owed by associated companies             29.4           16.9
         Other debtors                                    17.6           26.3
         Prepayments and accrued income                   17.3           18.3
                                                         --------------------
                                                         378.8          418.3
         Due in more than one year:
         Advance corporation tax recoverable              15.9           --
         Other debtors                                    34.3           35.7
                                                         --------------------
                                                         429.0          454.0
                                                         ====================


14  INVESTMENT IN LIQUID RESOURCES

         Bank loan notes maturing within one year
            (unlisted)                                    --            100.0
                                                         ====================





15  CASH AT BANK AND IN HAND

         Bank balances and cash                          168.8          114.2
         Short term loans and deposits                   689.3          491.0
                                                         --------------------
                                                         858.1          605.2
                                                         ====================



         As the result of the adoption of FRS 1 (Revised 1996), bank balances and cash now includes bank deposits repayable on demand which were previously included within short term loans and deposits.



GKN REPORT & ACCOUNTS 1996             66

NOTES ON THE ACCOUNTS

16  SHORT TERM BORROWINGS                                        1996                 1995
                                                          [pound sterling]m   [pound sterling]m
         Bank overdrafts                                        18.2                     17.6
         Short term loans                                        3.4                      6.4
                                                               ------------------------------
                                                                21.6                     24.0
                                                               ==============================


17  CREDITORS
         Trade creditors                                       335.6                    338.2
         Bills payable                                          17.5                     17.0
         Customer advances                                     194.6                    241.3
         Amounts owed to associated companies                    5.1                      3.8
         Indirect and payroll taxes                             28.6                     34.3
         Obligations under finance leases (note 20)              7.4                      6.9
         Other creditors                                       134.2                    145.7
         Accruals                                              112.0                    112.8
                                                               ------------------------------
                                                               835.0                    900.0
                                                               ==============================


18  TAXATION PAYABLE
         United Kingdom taxation:
           advance corporation tax                              18.7                     16.6
           other                                                28.3                     30.1
           Overseas taxation                                    22.2                     28.1
                                                               ------------------------------
                                                                69.2                     74.8
                                                               ==============================


19  TERM LOANS
         Repayable in:

         one to two years                                       15.3                      2.9
         two to three years                                    201.9                     14.2
         three to four years                                    16.3                    101.7
         four to five years                                      0.6                     19.0
         after five years                                       33.8                     33.8
                                                               ------------------------------
                                                               267.9                    171.6
                                                               ==============================


                              FIXED       VARIABLE         1996           FIXED       VARIABLE          1995
                               RATE         RATE           TOTAL           RATE         RATE            TOTAL
                             [POUND        [POUND         [POUND          [POUND       [POUND          [POUND
                           STERLING]M    STERLING]M     STERLING]M      STERLING]M   STERLING]M      STERLING]M
         Sterling             6.5          242.5          249.0            6.7          143.6          150.3
         Deutsche marks       --            15.2           15.2            0.5           18.0           18.5
         US dollars           0.6           --              0.6            0.8           --              0.8
         Other currencies     1.6            1.5            3.1            1.4            0.6            2.0
                              ------------------------------------------------------------------------------
                              8.7          259.2          267.9            9.4          162.2          171.6
                              ==============================================================================



         Loans repayable within twelve months have been classified as short term borrowings. In accordance with FRS 4, term loans include redeemable preference shares issued by subsidiaries of [pound sterling]213.0 million (1995 -- [pound sterling]113.5 million) including [pound sterling]200 million (1995 -- [pound sterling]100 million) issued under the Foreign Income Dividend (FID) legislation.

         The weighted average interest rate at 31st December 1996 on fixed rate loans was 11.2% (1995 -- 10.1%) and on variable rate loans 6.4%
         (1995 -- 6.1%).

         Secured term loans of [pound sterling]33.5 million (1995 -- [pound sterling]32.5 million) include [pound sterling]30 million debenture stocks of Westland Group plc which are secured by a floating charge on the undertaking and assets of that company and certain of its subsidiaries and guaranteed by GKN plc.


                                        67            GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS

20  OBLIGATIONS UNDER FINANCE LEASES

         The capital element of the future minimum lease payments to which the Group is committed under finance leases is as follows:

                                                 1996            1995
                                                [pound          [pound
                                               sterling]m     sterling]m

         within one year                          7.4             6.9
         one to two years                         7.8             7.2
         two to five years                       20.2            21.7
         after five years                         4.9             9.5
                                                ---------------------
                                                 40.3            45.3
         Obligations payable within one year     (7.4)           (6.9)
                                                ---------------------
         Obligations payable after one year      32.9            38.4
                                                =====================

21  PROVISIONS FOR LIABILITIES AND CHARGES

         Deferred taxation                        7.0             2.6
         Meineke litigation (see note 27)       270.0            --
         Post-retirement and other provisions   173.1           188.1
                                                ---------------------
                                                450.1           190.7
                                                =====================


                                                                                POST-
                                                                              RETIREMENT
                                                DEFERRED        MEINEKE       AND OTHER
                                                TAXATION      LITIGATION      PROVISIONS
                                                 [pound         [pound          [pound
                                               sterling]m      sterling]m      sterling]m
         At 1st January 1996                       2.6            --            188.1
         Charge for the year                       4.7           270.0           21.6
         Currency variations                      (0.7)           --            (26.7)
         Subsidiaries acquired and sold            0.4            --              1.3
         Paid during the year                      --             --            (11.2)
                                                   ----------------------------------
         At 31st December 1996                     7.0           270.0          173.1
                                                   ==================================


         Provision is made for deferred taxation to the extent that there is a reasonable probability that such tax will become payable in the foreseeable future. For United Kingdom subsidiaries the provision is calculated at 33% less losses available for set-off against profits and advance corporation tax recoverable.

         The potential full deferred taxation liability arising on fixed asset and other timing differences was [pound sterling]57.1 million (1995 -- [pound sterling]70.0 million). No provision is made for any additional taxation which might arise on remittance of retained profits of overseas subsidiaries and associated companies except where distributions of such profits are planned. The 1996 credit to profits for deferred taxation on a full liability basis would have been [pound sterling]6.8 million (1995 -- charge [pound sterling]15.9 million).

         The tax value of losses available for set-off against future profits amounted to [pound sterling]7.0 million (1995 -- [pound sterling]2.9 million). In addition, advance corporation tax carried forward amounted to [pound sterling]74.1 million (1995 -- [pound sterling]99.9 million).

         Post-retirement and other provisions include provisions relating to pension benefits of [pound sterling]152.2 million (1995 -- [pound sterling]165.4 million) and provisions for other post-retirement benefits of [pound sterling]16.5 million (1995 -- [pound sterling]17.3 million).


GKN REPORT & ACCOUNTS 1996             68

NOTES ON THE ACCOUNTS

22  SHARE CAPITAL                                      1996          1995
                                                      [POUND        [POUND
                                                    STERLING]M    STERLING]M
         Ordinary shares of [pound sterling]1 each
         Authorised                                    450.0          450.0
                                                       ====================
         Allotted, called up and fully paid
         At 1st January 1996                           349.0          346.7
         Scrip issues in lieu of dividends               1.0            0.8
         Employee share option schemes                   2.6            1.5
                                                       --------------------
         At 31st December 1996                         352.6          349.0
                                                       ====================

         The options held by Group employees over GKN plc shares as follows:

                                                                        UK AND OVERSEAS
                                                    SAYE SCHEME        EXECUTIVE SCHEMES
         At 1st January 1996                         8,011,305            4,545,659
         Granted                                     1,912,495               52,186
         Exercised                                    (886,648)          (1,770,696)
         Lapsed                                       (681,793)             (78,200)
                                                     ------------------------------
         At 31st December 1996                       8,355,359            2,748,949
                                                     ==============================
         Option price per share                     206p - 820p          211p - 968p
         Exercisable at dates extending to                2004                 2006

         The options granted in 1996 under the GKN SAYE scheme are at 820p per share exercisable between 1999 and 2004. Under the GKN executive schemes options were granted over 52,186 shares at 968p per share exercisable between 2001 and 2006.

         The consideration received on the exercise of options in 1996 was [pound sterling]9,443,950.


23  RESERVES                                               SHARE                                            PROFIT
                                                          PREMIUM        REVALUATION        OTHER           AND LOSS
                                                          ACCOUNT          RESERVE         RESERVES         ACCOUNT         TOTAL
                                                          [POUND           [POUND           [POUND          [POUND          [POUND
                         GROUP                           STERLING]M      STERLING]M       STERLING]M       STERLING]M     STERLING]M
         At 1st January 1996                                   273.8           56.9          (212.0)          458.5           577.2
         Transfer (to)/from profit and loss account           --             --              --              (135.4)         (135.4)
         Currency variations:
           overseas net assets                                --               (3.3)           10.2           (79.5)          (72.6)
           foreign currency borrowings                        --             --              --                34.4            34.4
         Net premium on share issues                             5.7         --              --                 9.2            14.9
         Subsidiaries and associated companies
           acquired and sold                                  --             --               (48.5)         --               (48.5)
         Property revaluation                                 --                4.0          --              --                 4.0
         Transfers between reserves                           --                3.6             1.6            (5.2)         --
         Other movements                                      --             --              --                (1.4)           (1.4)
                                                              ---------------------------------------------------------------------
         At 31st December 1996                                 279.5           61.2          (248.7)          280.6           372.6
                                                              =====================================================================
         Parent company and subsidiaries                       279.5           61.2           230.5           247.6           818.8
         Associated companies                                 --             --                12.5            33.0            45.5
         Goodwill arising on consolidation                    --             --              (491.7)         --              (491.7)
                                                              ---------------------------------------------------------------------
                                                               279.5           61.2          (248.7)          280.6           372.6
                                                              =====================================================================
         PARENT COMPANY

         At 1st January 1996                                   273.8         --               203.4            95.9           573.1
         Transfer from profit and loss account                --             --              --               140.9           140.9
         Net premium on share issues                             5.7         --              --                 9.2            14.9

                                                              ---------------------------------------------------------------------
         At 31st December 1996                                 279.5         --               203.4           246.0           728.9
                                                              =====================================================================


                                        69            GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS


24  ACQUISITIONS

               The acquisitions made by the Group during the year were as follows:

                                                                                   ADDITIONAL               GROUP
                                                                                       DIRECT     SHAREHOLDING AT
                                                                           DATE  SHAREHOLDING  31ST DECEMBER 1996
                                                                                            %                   %
               SUBSIDIARIES
               Italcardano Universal Giunti SpA (Italy)                December            80                 80*
               GKN Automotive Polska Sp. z o.o. (Poland)                 August           100                100
               GKN Ayra Durex, SA (Spain)                                  June            34               99.4
               GKN Transmisiones Espana, SA (Spain)                        June            34                100

               ASSOCIATED COMPANIES
               Mabeg Holding GmbH (Germany)                            December            50                 50
               Chep (Malaysia) Sdn Bhd (Malaysia)                      December            50                 50
               Chep (Singapore) Pte Ltd (Singapore)                    December            50                 50
               Shanghai GKN Drive Shaft Company Ltd (China)            November            15                 40*
               Jilin GKN Norinco Drive Shaft Company Ltd (China)         August            50                 50
               Hanwha GKN Driveshafts Ltd (South Korea)                    July            49                 49


               *held through GKN Automotive AG in which the Group has a 98.2% interest.

               The total consideration payable for subsidiary acquisitions was [pound sterling]71.2 million and the book and fair value of net assets acquired, which are analysed in note B to the cash flow statement, was [pound sterling]42.8 million. Goodwill on subsidiary acquisitions totalled [pound sterling]28.4 million.

               The consideration payable for associated company investments of [pound sterling]23.7 million compares with the fair value of net assets acquired of [pound sterling]3.6 million giving rise to goodwill of [pound sterling]20.1 million. The fair value of net assets was calculated after applying a reduction to book values of [pound sterling]2.1 million to align the accounting policies of companies acquired with those of the Group.


25  POST-RETIREMENT BENEFITS

               The Group's pension arrangements comprise various defined benefit and defined contribution schemes throughout the world.

               In the UK, pension arrangements are made through externally funded defined benefit schemes. Independent actuarial valuations of all schemes have been carried out using the projected unit method. The Westland staff scheme was valued as at April 1994; all other schemes were valued as at April 1996.

               The main assumptions were that the long term yield on scheme assets was 8.5% -- 9% and that this would exceed the annual rate of increases in pensionable salaries by 1.75% -- 2.5%, in UK equity dividends by 4.25% -- 4.5% and in pensions by 4.5% -- 4.75%. The aggregate market value of the assets at the valuation dates was [pound sterling]1,439 million and the aggregate funding level on an on-going basis was 102%. For those schemes not in surplus, the aggregate current funding level deficiency was [pound sterling]33 million. Company contributions in the year totalled [pound sterling]27.2 million (1995 -- [pound sterling]38.0 million) compared with the regular cost in accordance with the application of SSAP 24 of [pound sterling]24.6 million (1995 -- [pound sterling]23.7 million). The total charge to operating profit was [pound sterling]26.2 million (1995 -- [pound sterling]24.9 million). A cumulative prepayment of [pound sterling]31.5 million is included in other debtors (1995 -- [pound sterling]30.5 million).


GKN REPORT & ACCOUNTS  1996           -70-

NOTES ON THE ACCOUNTS


               note 25 continued

               As stated in note 21, in certain overseas companies funds are retained within the business to provide for retirement obligations. The annual charge to provide for these obligations, which is determined in accordance with actuarial advice or local statutory requirements, amounted to [pound sterling]19.8 million (1995 -- [pound sterling]19.2 million).

               The Group operates a number of retirement plans which provide certain employees with post-retirement healthcare benefits. The liability for providing these benefits is recognised on an actuarial basis and included in post-retirement and other provisions disclosed in note 21. The principal actuarial assumptions for the main plan as at December 1994, the date of the last review, were that the discount rate would be 9% per annum and that medical costs would initially increase by 9% per annum falling to 6% over 10 years.




26  COMMITMENTS AND CONTINGENT LIABILITIES

               CAPITAL EXPENDITURE

               Contracts placed against capital expenditure sanctioned at 31st December 1996 so far as not provided for in these accounts amounted to [pound sterling]56.6 million (1995 -- [pound sterling]31.9 million).

               CONTINGENT LIABILITIES

               At 31st December 1996 the Group had contingent liabilities in respect of bank and other guarantees amounting to [pound sterling]0.3 million (1995 -- [pound sterling]0.7 million). In the case of certain companies engaged in long-term contracts, performance bonds and customer financing obligations have also been entered into in the normal course of business.

               OPERATING LEASES

               The minimum payments which the Group is committed to make in 1997 under operating leases are as follows:

                                                   1996                  1995
                                              LAND AND                                LAND AND
                                              BUILDINGS           EQUIPMENT          BUILDINGS          EQUIPMENT
               Leases which expire:      [pound sterling]M   [pound sterling]M   [pound sterling]m  [pound sterling]m
                                         -----------------   -----------------   -----------------  -----------------
               within one year                   1.2                 3.1                2.0                3.0
               two to five years                 4.8                 7.1                6.0               11.1
               after five years                  6.4                 0.4               10.8                0.4
                                           --------------------------------------------------------------------------

                                                12.4                10.6               18.8               14.5
                                           ==========================================================================


                                      -71-            GKN REPORT & ACCOUNTS 1996

NOTES ON THE ACCOUNTS


27  POST BALANCE SHEET EVENT

               On 6th March 1997 the US District Court, Charlotte, North Carolina issued judgement in the class action brought by certain of its franchisees against Meineke Discount Muffler Shops Inc (`Meineke') together with its subsidiary New Horizons Inc, its immediate parent company GKN Parts Industries Corporation and GKN plc alleging breach of contract and fiduciary duty in relation to an advertising fund operated by Meineke. The value of the judgement was US$591 million plus interest of US$10 million accruing since the jury verdict issued on 18th December 1996. This will be reduced by not less than 34% being the value of releases of their claims given by certain members of the plaintiff class, the validity of which has been confirmed by the court.

               As part of the post judgement procedures further submissions will be made on legal issues which are expected to be resolved by the end of April 1997. At that point the way will be clear to take the case to the US Court of Appeals. Given that GKN is advised that it has very strong substantive and procedural grounds for doing so, it will appeal as soon as possible. It is expected that the appeal will take about 18 months to resolve.

               Notwithstanding the intention to appeal, in the interests of prudence, a provision of [pound sterling]270 million, based on the judgement less the effect of the releases, has been made as an exceptional charge within operating profit in the 1996 accounts. This figure includes interest and legal costs likely to accrue pending the outcome of the appeal but, at this stage, no tax relief has been assumed.

               Having made this provision, the Directors are of the opinion that the outcome of the case will not have a material adverse impact on the Group.


GKN REPORT & ACCOUNTS  1996             -72-

--------------------------------------------------------------------------------

                                     [LOGO]

                            BALANCE SHEET OF GKN PLC

--------------------------------------------------------------------------------

AT 31ST DECEMBER 1996                                                   1996                                 1995
                                                 Notes  [POUND STERLING]M  [POUND STERLING]M  [pound sterling]m  [pound sterling]m
FIXED ASSETS
Investments in subsidiaries at cost
or valuation less amounts written off*                                             375.4                                868.1
                                                        --------------------------------------------------------------------------


CURRENT ASSETS
Amounts owed by subsidiaries                                  766.2                                 304.2
Debtors -- advance corporation tax recoverable                  14.9                                     -
Debtors -- other                                                   -                                   0.1
Cash at bank and in hand                                        6.4                                   1.7
                                                        -------------------------------------------------------------------------
                                                              787.5                                 306.0
                                                        -------------------------------------------------------------------------

CREDITORS: amounts falling due within one year
Bank loans and overdrafts                                      (0.8)                                 (3.3)
Amounts owed to subsidiaries                                      -                                (177.2)
Creditors and accruals                                         (1.4)                                 (1.4)
Taxation -- advance corporation tax                            (18.9)                                (15.9)
Dividend payable                                              (59.6)                                (53.2)
                                                        -------------------------------------------------------------------------
                                                              (80.7)                               (251.0)
                                                        -------------------------------------------------------------------------
NET CURRENT ASSETS                                                                  706.8                                 55.0
                                                        -------------------------------------------------------------------------
TOTAL ASSETS LESS CURRENT LIABILITIES                                              1082.2                                923.1

CREDITORS: amounts falling due beyond one year
Term loans -- unsecured loan stock 1999                                               (0.7)                                (1.0)
                                                        -------------------------------------------------------------------------
NET ASSETS                                                                         1081.5                                922.1
                                                        =========================================================================

CAPITAL AND RESERVES
Called up share capital                             22                              352.6                                349.0
Share premium account                               23                              279.5                                273.8
Other reserves                                      23                              203.4                                203.4
Profit and loss account                             23                              246.0                                 95.9
                                                        -------------------------------------------------------------------------
EQUITY INTEREST                                                                    1081.5                                922.1
                                                        =========================================================================


*The decrease in investments in subsidiaries in 1996 represents the transfer of the Group shareholding in Westland Group plc to GKN (United Kingdom) plc.

The balance sheet was approved by the Board of Directors on 10th March 1997 and was signed by:

DAVID LEES

DAVID J TURNER

Directors

As permitted by the Companies Act 1985 a separate profit and loss account for the parent company has not been presented.

Information on the principal divisions, subsidiaries and associated companies is shown on pages 90 and 91.


                                      -73-           GKN REPORT & ACCOUNTS  1996

--------------------------------------------------------------------------------

                                     [LOGO]

                               SEGMENTAL ANALYSIS

--------------------------------------------------------------------------------

                                                                                  OPERATING          NET OPERATING
                                                             SALES                 PROFIT                ASSETS
                                                         1996       1995       1996       1995       1996       1995
                                                       [pound sterling]m     [pound sterling]m     [pound sterling]m
                                                     --------   --------   --------   --------   --------   --------
SUBSIDIARIES AND ASSOCIATED COMPANIES

           BY BUSINESS
           Automotive and Agritechnical Products         2002       1953        188        181        750        743
           Aerospace and Special Vehicles                 961        749         85         65        (42)       (46)
           Industrial Services                            363        312         78         63        293        260
                                                     ---------------------------------------------------------------
           Continuing operations                         3326       3014        351        309       1001        957
             Exceptional litigation provision              --         --       (270)        --         --         --
           Discontinued operations                         11        291         (1)        12         --         45
                                                     ---------------------------------------------------------------
           Group total                                   3337       3305         80        321       1001       1002
                                                     ===============================================================
           Subsidiaries                                  2873       2894        (10)       249        613        673
           Associated companies                           464        411         90         72        388        329
                                                     ---------------------------------------------------------------
           Group total                                   3337       3305         80        321       1001       1002
                                                     ===============================================================
           BY REGION OF ORIGIN
           United Kingdom                                1440       1201        130        100        197        150
           Continental Europe                            1206       1177        153        146        523        521
           America                                        518        467         45         40        206        220
           Rest of the world                              162        169         23         23         75         66
                                                     ---------------------------------------------------------------
           Continuing operations                         3326       3014        351        309       1001        957
                                                     ===============================================================
ASSOCIATED COMPANIES

           BY BUSINESS
           Automotive and Agritechnical Products          151        148         27         28        110         85
           Industrial Services                            313        263         63         44        278        244
                                                     ---------------------------------------------------------------
           Continuing operations                          464        411         90         72        388        329
                                                     ===============================================================
           BY REGION OF ORIGIN
           United Kingdom                                 136        125         30         24        113        101
           Overseas                                       328        286         60         48        275        228
                                                     ---------------------------------------------------------------
           Continuing operations                          464        411         90         72        388        329
                                                     ===============================================================


           Notes:

           (1) The analyses of operating profit by business and region of origin include an allocation of costs incurred in the United Kingdom.

           (2) Intra-group sales between businesses and regions are not significant.

           (3) Net operating assets represent tangible fixed assets, stocks and debtors (excluding ACT recoverable) less creditors (excluding leases), taxation and dividends payable. Net operating assets of associated companies comprise the Group's share and exclude net borrowings and net non-operating liabilities amounting to [pound sterling]225.2 million (1995 -- [pound sterling]165.1 million).


GKN REPORT & ACCOUNTS 1996             74

--------------------------------------------------------------------------------

                                     [LOGO]

                        GROUP FIVE YEAR FINANCIAL RECORD

--------------------------------------------------------------------------------

                                                     1996         1995         1994         1993         1992
                                                     [pound sterling]m               [pound sterling]m
CONSOLIDATED PROFIT AND LOSS ACCOUNTS

  Subsidiaries                                       2873         2894         2470         2022         1994
  Share of associated companies                       464          411          620          617          532
                                                  -----------------------------------------------------------
  SALES                                              3337         3305         3090         2639         2526
                                                  ===========================================================
  Subsidiaries                                        260          249          183          107          126
  Share of associated companies                        90           72           55           36           32
                                                  -----------------------------------------------------------
  OPERATING PROFIT BEFORE EXCEPTIONAL ITEMS           350          321          238          143          158
  Interest receivable/(payable):
     subsidiaries                                      25           18           (9)         (25)         (23)
     associated companies                             (12)         (11)          (7)          (9)          (8)
                                                  -----------------------------------------------------------
  PROFIT BEFORE EXCEPTIONAL ITEMS AND TAXATION        363          328          222          109          127
  Exceptional profits/(losses):
     subsidiaries*                                   (270)          (6)         (25)          (1)          (4)
     associated companies                              --           --            3          (10)          (1)
                                                  -----------------------------------------------------------
  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION        93          322          200           98          122
  Taxation                                           (123)        (120)         (87)          (4)         (57)
  Minority interests                                  (12)         (15)         (21)         (18)         (17)
                                                  -----------------------------------------------------------
  (LOSS)/EARNINGS OF THE YEAR                         (42)         187           92           39           48
  Dividends                                           (93)         (83)         (74)         (52)         (50)
                                                  -----------------------------------------------------------
  Transfer (from)/to reserves                        (135)         104           18          (13)          (2)
                                                  ===========================================================

  (LOSS)/EARNINGS PER SHARE                         (12.0)p       53.9p        28.3p        14.3p        18.1p
  EARNINGS PER SHARE BEFORE EXCEPTIONAL ITEMS        65.2p        57.3p        37.4p        18.2p        20.1p
  DIVIDEND PER SHARE                                 26.5p        24.0p        21.5p        20.5p        20.5p

                                                      1996         1995         1994         1993        1992
                                                     [pound sterling]m               [pound sterling]m
CONSOLIDATED BALANCE SHEETS
  Tangible fixed assets                                699          707          692          676         698
  Stocks                                               328          405          348          265         307
  Debtors less creditors (excluding leases)           (414)        (439)        (434)        (227)        (98)
                                                  -----------------------------------------------------------
  NET OPERATING ASSETS                                 613          673          606          714         907
  Net funds/(borrowings)                               528          464          316          (16)       (163)
  Fixed asset investments                              187          179          253          321         305
  Taxation and dividend payable                       (113)        (128)        (126)         (59)        (76)
  Provisions for liabilities and charges*             (450)        (190)        (174)        (149)       (148)
                                                  -----------------------------------------------------------
  NET ASSETS EMPLOYED                                  765          998          875          811         825
                                                  ===========================================================

  Equity interest                                      725          926          800          654         665
  Minority interests                                    40           72           75          157         160
                                                  -----------------------------------------------------------
                                                       765          998          875          811         825
                                                  ============================================================


*Includes a provision in 1996 of [pound sterling]270.0 million in respect of Meineke litigation.


                                       75             GKN REPORT & ACCOUNTS 1996

--------------------------------------------------------------------------------

                                     [LOGO]

                        REPORT BY THE AUDITORS TO GKN PLC
                         ON CORPORATE GOVERNANCE MATTERS

--------------------------------------------------------------------------------

In addition to our audit of the accounts, we have reviewed the Directors' statements on pages 78 and 52 concerning the Company's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and their adoption of the going concern basis in preparing the accounts. The objective of our review is to draw attention to non-compliance with Listing Rules 12.43(j) and 12.43(v).

BASIS OF OPINION

We carried out our review in accordance with guidance issued by the Auditing Practices Board. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the Group's system of internal financial control or its corporate governance procedures. The Directors asked us to carry out additional work, beyond our normal audit work, on their statement on going concern to enable us to issue the opinion below.

OPINION

With respect to the Directors' statements on internal financial control on page 79 (other than their opinion on effectiveness which is outside the scope of our report) and going concern on page 52, in our opinion the Directors have provided the disclosures required by the Listing Rules referred to above and such statements are not inconsistent with the information of which we are aware from our audit work on the accounts. In addition, it is our opinion that the Directors' statement on going concern has been made with due care.

Based on enquiry of certain Directors and officers of the Company, and examination of relevant documents, in our opinion the Directors' statement on page 78 appropriately reflects the Company's compliance with the other aspects of the Code specified for our review by Listing Rule 12.43(j).



COOPERS & LYBRAND

Chartered Accountants

Birmingham                                                       10th March 1997


GKN REPORT & ACCOUNTS 1996             76

--------------------------------------------------------------------------------

                                     [LOGO]

                                DIRECTORS' REPORT


--------------------------------------------------------------------------------

BUSINESS    The principal businesses of the Group are described in the Review
REVIEW      of Operations on pages 13 to 39. A review of the development of those businesses in 1996 in both operational and financial terms is given on pages 13 to 39 and in the Financial Review on pages 47 to
            52. Events affecting the Group since 31st December 1996 are referred to in the Chairman's Statement on pages 4 to 7 and in the Review of Operations and Financial Review. Likely future developments in the Group's businesses are referred to in the Chairman's Statement.

AGM The notice of the annual general meeting, to be held on 15th May 1997, is on pages 87 and 88.

DIVIDEND The Directors have declared a second interim dividend, in lieu of a final dividend, of 16.9p per [pound sterling]1 ordinary share for the year ended 31st December 1996 payable on 16th May 1997 to shareholders on the register at the close of business on 21st March 1997. This, together with the interim dividend of 9.6p paid in October 1996, brings the total dividend for the year to 26.5p (1995 -- 24.0p) per share.

SCRIP       The Directors intend to offer a scrip dividend alternative for the
DIVIDEND    second interim dividend for the year ended 31st December 1996.
            Details of the proposed arrangements will be posted to shareholders on 11th April 1997.

SHARE       During 1996, the issued ordinary share capital of the Company was
CAPITAL     increased by the issue of 977,502 shares in lieu of cash dividends and 2,657,344 shares on the exercise of options under save as you earn and executive share option schemes. The issued ordinary share capital at the end of the year was 352,632,724 shares of [pound sterling]1 each.

ALLOTMENT   The Directors consider it advisable that they continue to have the
OF SHARES   power for a maximum period of fifteen months:

            (a) to make appropriate arrangements for the allotment of equity securities in respect of fractional entitlements arising on the issue of such securities pro rata to existing shareholders, and to deal suitably with allotments in cases where it is impracticable or impossible to make pro rata allotment to holders of shares with registered addresses outside the UK; and

            (b) to make allotments of equity securities for cash otherwise than to existing shareholders in proportion to their existing holdings up to a maximum aggregate nominal value not exceeding [pound sterling]17,631,636, being 5% of the issued share capital of the Company at 31st December 1996 and approximately the same percentage at 10th March 1997;

            and for this purpose a resolution will be proposed at the annual general meeting as set out in item 8 of the notice of meeting.

            Notwithstanding the power sought in (b) above, it is not the Directors' intention, without prior consultation with the Investment Protection Committees, to exceed the limits set down in the pre-emption guidelines issued by the London Stock Exchange. These currently limit the aggregate nominal value of non pre-emptive share issues for cash to 7.5% of the issued share capital in any three-year rolling period.


                                       77             GKN REPORT & ACCOUNTS 1996

PURCHASE OF    At the annual general meeting in May 1996 the Company was
OWN SHARES     authorized, in accordance with the articles of association and within institutional shareholder guidelines, to purchase its own shares. No such purchases have been made. The authority expires at the conclusion of the forthcoming annual general meeting and the Directors consider it advisable that it be renewed for a further year. Accordingly, the resolution set out in item 9 of the notice of meeting will be proposed at the annual general meeting. It seeks authority to make market purchases of up to 35,263,272 GKN ordinary shares (being 10% of the issued share capital at 31st December 1996) and specifies the maximum and minimum prices for the shares. The Directors have no present intention to exercise such authority and would do so only after taking account of the overall financial position of the Company, and in circumstances where so doing would not only be in the best interests of shareholders but would also result in an increase in earnings per share.

DIRECTORS      The constitution of the Board, including biographical notes on the Directors, is shown on page 10, and of the Board Committees on page 12.

               Sir David Lees, Chairman, Mr B D Insch, Human Resources Director, and Sir Bryan Nicholson, non-executive Director, retire from the Board by rotation at the annual general meeting and, being eligible, offer themselves for re-election (items 2, 3 and 4 respectively of the notice of meeting).

               Mr C K Chow was appointed to the Board as Chief Executive designate on 1st July 1996. He succeeded Sir David Lees as Chief Executive on 1st January 1997. The Baroness Hogg joined the Board as a non-executive Director on 4th November 1996. In accordance with the articles of association, Mr Chow and The Baroness Hogg retire from the Board at the annual general meeting and, being eligible, offer themselves for re-election (items 5 and 6 respectively of the notice of meeting).

               Details of the executive Directors' service agreements are given on page 86. Sir David Lees, Sir Bryan Nicholson and The Baroness Hogg do not have service agreements.

               Sir Peter Cazalet retired from the Board as non-executive Deputy Chairman on 31st December 1996. The Directors wish to record their appreciation of the substantial contribution that Sir Peter made to GKN during his eight years as Deputy Chairman.

               The Directors record their great pleasure at the award of the Officer's Cross of the Order of Merit of the Federal Republic of Germany to Sir David Lees, and at the award of the CBE to Mr T C Bonner in the 1996 Queen's Birthday Honours.

               The death in July 1996 of Sir David Nicolson, a non-executive Director from 1984 to 1989, is sadly recorded.

               Directors' interests in the shares of the Company are shown on pages 84 to 86.

LIFE           Lord Brookes, who was Chairman of the Company from 1965 until
PRESIDENT      1974, is Life President.

HONOURS Mr R I Case, GKN Westland Helicopters, was awarded the Cavalier dell'Ordine al Merito della Repubblica Italiana by the President of the Republic of Italy. Mr R J Gladwell, GKN Westland Inc, was awarded the OBE in the 1997 New Year Honours.

CORPORATE      GKN has complied throughout 1996, and remains in compliance, with
GOVERNANCE     the Code of Best Practice published by the Cadbury Committee on the Financial Aspects of Corporate Governance. The Directors' statement that the Company is a going concern appears in the Financial Review on page 52. The auditors' report on the Company's compliance with the Code is on page 76.


GKN REPORT & ACCOUNTS 1996             78

Internal       GKN's statement of Aims and Values includes a commitment to
financial      manage the Group with integrity. As part of this commitment, the
control        Directors acknowledge overall responsibility for and place a high
  ...........  degree of importance on the Group's system of internal financial control. The Board has reviewed the Group's system of internal financial control during the period covered by this report and believes that it is effective. Any system, however, can only provide reasonable and not absolute assurance against material misstatement or loss.

               The Group has clear lines of delegated management authority and accountability.

               The Board considers the Group's strategic plan annually and, within the framework of the plan, approves an annual budget and medium term projections. Statements of actual operational performance compared with budget are reviewed monthly and forecasts for the current year are updated regularly.

               There are clearly defined levels of authority for the approval of capital expenditure, major contracts, acquisitions, investments and divestments, with an established framework for their appraisal and review.

               The Board has approved operating policies and controls for the Group's treasury activities and receives regular reports thereon.

               The Group has a programme for identifying material business risks against which its internal financial control system is reviewed. In addition its insurance and risk management programmes are reviewed annually by the Board.

               The Group has an internal audit department whose head reports to the Chief Executive of the Company. It has an annually agreed programme which is approved by the Audit Committee. The Audit Committee receives regular reports on the progress and results of the work of the internal audit department. The Committee also has independent access to the external auditors.

PAYMENTS TO    Operating businesses are responsible for agreeing the terms and
SUPPLIERS      conditions under which business transactions with their suppliers are conducted when they enter into binding purchase contracts. It is Group policy to abide by the payment terms agreed with suppliers, provided that the supplier has performed its obligations under the contract. Given the nature and diversity of the Group's purchasing arrangements, it is not Group policy to follow any code or standard in relation to payment practice.

OTHER          In addition to the donations made for charitable purposes (see
INFORMATION    page 44), donations of [pound sterling]25,200 were made to the
               Conservative Party in 1996.

               At 10th March 1997 the Company had been notified that Scottish Widows Fund and Life Assurance Society held a 4.4% interest in the issued voting capital of the Company.


               The Company is not, and has not been, a close company within the meaning of the Income and Corporation Taxes Act 1988.

AUDITORS A resolution to re-appoint Coopers & Lybrand as Auditors of the Company and to authorize the Directors to fix their remuneration will be proposed at the annual general meeting (item 7 of the notice of meeting).


               On behalf of the Board

               G DENHAM

               Secretary                                         10th March 1997


                                       79                       DIRECTORS REPORT

               -----------------------------------------------------------------

                                           [GKN LOGO]

                                REMUNERATION COMMITTEE REPORT ON
                                     DIRECTORS' REMUNERATION

               -----------------------------------------------------------------

               The remuneration of the executive Directors is set by the Remuneration Committee of the Board which consists solely of the non-executive Directors of the Company whose biographical details are given on page 10. Sir Peter Cazalet, who retired from the Board as Deputy Chairman on 31st December 1996, chaired the Committee throughout 1996. He has been succeeded by Sir Bryan Nicholson.

               The Committee determines the detailed terms of service of the executive Directors, including basic salary, incentives and benefits, and the terms upon which their service is terminated. It receives advice from a leading independent firm of compensation and benefit consultants.

               The Committee supports the principles of the Code of Best Practice published by the Study Group on Directors' Remuneration chaired by Sir Richard Greenbury. The Listing Rules of the London Stock Exchange have applied these principles to listed companies. With regard to the relevant best practice provisions annexed to the Listing Rules, the Committee confirms that GKN complies with the provisions in relation to remuneration committees and that it has given full consideration to the provisions in framing the remuneration policy for executive Directors.

GENERAL        GKN's remuneration policy for executive Directors is designed to
POLICY         attract, retain and motivate executives of the high calibre required to ensure that the Group is managed successfully to the benefit of shareholders. To achieve this the Company must provide an internationally competitive package of incentives and rewards linked to performance. In setting remuneration levels the Remuneration Committee takes into consideration the remuneration practices found in other international companies of similar size and scope. The Remuneration Committee also ensures that the remuneration arrangements for executive Directors are compatible with those for employees throughout the GKN Group.

EXECUTIVE      The remuneration of the executive Directors comprises basic
DIRECTORS'     salary, annual performance-related bonus and benefits in kind,
REMUNERATION   together with longer-term rewards including pension benefits and long-term incentives. These are discussed in more detail in the following paragraphs. Should the maximum level of performance under GKN's incentive schemes be achieved, the remuneration policy provides for an executive Director to receive approximately one-half of total earnings through basic salary with the remainder by way of performance-related awards (the latter payable broadly one-third under the annual bonus scheme and two-thirds through long-term incentive arrangements).

Basic salary   This is based on a number of factors including market rates
  ...........  together with the individual Director's experience, responsibilities and performance. Individual salaries of Directors are reviewed annually by the Remuneration Committee and adjusted in accordance with the principles set out above.


GKN REPORT & ACCOUNTS 1996             80

Performance-   The Remuneration Committee considers that properly designed and related bonus  controlled annual bonus schemes are effective and relevant to
  ............ GKN's future success. Bonus payments to executive Directors are dependent upon achievement of defined financial targets relating to the performance of the Group over the year and, from 1997, will also include an element contingent on the achievement of personal targets related to growth. The targets are set by the Remuneration Committee at the beginning of the year. The
               Committee has absolute discretion to alter the targets to reflect changed circumstances such as material changes in accounting standards or changes in the structure of the Group. Bonus payments are based upon a percentage of year-end basic salary and do not form part of pensionable earnings under any of the Directors' pension arrangements currently in place.

               In 1996 the annual bonus scheme had two elements. The first was related to the achievement of cash targets as at the end of June, September and December and a maximum of 10% of salary was payable on achievement of all three cash targets. The second element was based on the level of profit before tax and exceptional items achieved relative to that set in the 1996 Group budget. Achievement of the 1996 Group budget would have yielded a bonus of 15% of salary, rising on a sliding scale to a maximum of 35% if profit before tax and exceptional items reached a predetermined level. The total amount payable under both elements is capped at 35% of salary.

               The table below shows the bonus, as a percentage of salary, payable to the Directors. The bonus is divided between the profit and cash target related elements.

                                                       1996      1995
                                                          %         %
Bonus payable (% of salary)
  - profit related                                     24.0      32.0
  - cash target related                                10.0      10.0
                                                    -----------------
Total payable before operation of cap                  34.0      42.0
                                                    -----------------
Total payable (capped at 35%)                          34.0      35.0
                                                    -----------------

Benefits       These comprise principally car benefits and membership of the
in kind        Group's healthcare insurance scheme. The level of benefits
  ...........  provided to executive Directors is consistent with that provided by other major companies. These benefits do not form part of pensionable earnings under GKN's executive pension scheme.

NON-EXECUTIVE  The remuneration received by each of the non-executive Directors
DIRECTORS'     is determined by the Board of Directors as a whole. The fees paid
REMUNERATION   to each non-executive Director are set at a level which will attract individuals with the necessary experience and ability to make a substantial contribution to the Company's affairs. For
               1996 this was [pound sterling] 20,000 per annum. The remuneration of Sir Peter Cazalet in respect of his additional responsibilities for acting as non-executive Deputy Chairman was set on a similar basis.

               The non-executive Directors do not participate in the Group's annual bonus scheme, pension schemes or long-term incentive arrangements nor do they receive benefits in kind. Their appointment letter envisages their serving as Directors for an initial fixed period of five years with the possibility of one extension for up to a further three years.


                                       81         REMUNERATION COMMITTEE REPORT

               -----------------------------------------------------------------

TOTAL          The remuneration of the Directors for 1996, excluding pension
REMUNERATION   benefits and long-term incentives, was as follows:

                                              SALARY/            BONUS         BENEFITS            TOTAL             TOTAL
                                                 FEES                                               1996              1995
                                     [pound sterling] [pound sterling] [pound sterling] [pound sterling]  [pound sterling]
                                                  000              000              000              000               000
               Executive Directors
               Sir David Lees                     350              119               15              484               520
               C K Chow(a)                        215              150(b)           209(c)           574(d)             --
               M Beresford                        197               70               13              280(d)            273
               T C Bonner                         270               95               15              380               361
               D J Wright(e)                      197               70               12              279(d)            215
               B D Insch                          172               59                9              240               231
               D J Turner                         231               81                8              320(d)            306
               A W Jones(f)                        --               --               --               --                64

               Non-executive Directors
               Sir Peter Cazalet                   60(g)            --               --               60                60
               R D Brown(h)                        20               --               --               20                --
               The Baroness Hogg(i)                 3               --               --                3                --
               Dr K H Murmann(j)                   20               --               --               20                13
               Sir Bryan Nicholson                 20               --               --               20                20
               Dr T J Parker                       20               --               --               20                20
               H J Davies(k)                       --               --               --               --                15
                                           -------------------------------------------------------------------------------
                                                1,775              644              281            2,700             2,098
                                           -------------------------------------------------------------------------------

NOTES          (a) From 1st July 1996.

               (b) Represents the bonus for 1996 agreed with Mr Chow upon his accepting the position of Chief Executive designate.

               (c) Includes a one-off payment of [pound sterling]200,000 made to Mr Chow upon his accepting the position of Chief Executive designate to augment his existing pension arrangements.

               (d) Payments of supplementary allowances to certain executive Directors in 1996, to assist them in securing retirement benefits comparable to those that would have been available to them under the Group's executive pension scheme had it not been for the earnings cap, are included in the money purchase contributions and allowances paid in lieu of pension disclosed below under `Pensions'. The allowances paid to Mr Beresford -- [pound sterling]15,000 (1995 -- [pound sterling]14,000), Mr Chow -- [pound sterling]75,000 (1995 -- nil), Mr Turner -- [pound sterling]24,000 (1995 -- [pound sterling]24,000) and Mr Wright -- [pound sterling]13,000 (1995 -- [pound sterling]8,000) have therefore been excluded from the total remuneration shown in the table above. However, these allowances are part of the Directors' total emoluments for the purpose of disclosure under the Companies Act 1985.

               (e) From 1st April 1995.

               (f) To 31st March 1995.

               (g) Includes [pound sterling]40,000 remuneration received in respect of additional responsibilities for acting as Deputy Chairman.

               (h) From 1st January 1996.

               (i) From 4th November 1996.

               (j) From 1st May 1995.

               (k) To 31st August 1995.


GKN REPORT & ACCOUNTS 1996             82

               -----------------------------------------------------------------

               Mr A Daly ceased to be a Director on 31st December 1994. He remained an employee of the Company, however, on secondment to the CBI as Chairman of the National Manufacturing Council until he reached his normal retirement date on 31st December 1996. Throughout 1996 he continued to be a member of the Group's executive pension scheme and received a salary of [pound sterling]225,000.

PENSIONS Executive Directors are eligible to join the GKN Group Executive and Senior Staff Pension Scheme (the `Executive Scheme'). Sir David Lees, Mr T C Bonner, Mr D J Wright and Mr B D Insch are members of the Executive Scheme with the benefit for Mr Wright being restricted by the earnings cap introduced by the Finance Act 1989. Sir David Lees retired on pension at the end of 1996. In accordance with the rules in force when these Directors joined the Executive Scheme, no member contributions are required. Mr C K Chow, Mr M Beresford and Mr D J Turner are subject to the restrictions of the Finance Act 1989 and are members of the Executive Scheme for death in service benefits only. In their case, and for part of the benefit for Mr Wright, retirement provision is secured by the Company by a combination of amounts paid to individual `money-purchase' schemes and supplementary allowances paid to each Director in order to assist them in securing overall benefits comparable to those that would have been available under the Executive Scheme had it not been for the operation of the earnings cap.

               The Executive Scheme provides Directors with a pension of up to two-thirds of basic annual salary on retirement at age 60 after 20 or more years' service and proportionately less for shorter service or for retirement before pension age. On early retirement with company agreement within 5 years of pension age the current discretionary practice in the case of all members, and subject to the consent of the Remuneration Committee in the case of Directors, is to pay a pension equal to the proportion of the prospective pension accrued for service completed. The Executive Scheme provides for a surviving spouse's pension of two-thirds of the member's pension and for increases in pensions and deferred pensions equal to price inflation up to 5% per annum. Any additional pension increases are at the discretion of the Board. No allowance is made for discretionary benefits when calculating individual transfer values available to members who leave the Executive Scheme.

               The table below (left) shows, for those Directors whose pension arrangements are either wholly or partly covered by the Executive Scheme, the increase during the year in the accrued pension to which each Director would have been entitled on leaving service, over and above any general increase in the previous year's accrued pension to compensate for inflation to which early leavers were entitled. For those Directors for whom benefit payments are made into money purchase schemes, the table below (right) shows the amount paid as contributions and allowances to help secure benefits comparable to those that would have been available under the Executive Scheme.

                                                   INCREASE IN
                                                  ANNUAL PENSION
                                             1996                1995
                                     [pound sterling]0000  [pound sterling]000
               Sir David Lees                 10                 20
               T C Bonner                     10                 13
               D J Wright                      3                  2
               B D Insch                       5                  5

                                          MONEY PURCHASE CONTRIBUTIONS
                                             AND ALLOWANCES IN LIEU
                                                   OF PENSION
                                           1996                  1995
                                     [pound sterling]000   [pound sterling]000
               C K Chow                       90                  -
               M Beresford                    75                 70
               D J Wright                     44                 32
               D J Turner                    106                101

               For the purpose of disclosure under the Companies Act 1985, pension contributions made on behalf of the executive Directors in 1996 amounted to [pound sterling]539,000 (1995 -- [pound sterling]507,000) including [pound sterling]142,000 (1995 -- [pound sterling]138,000) in respect of the Chairman. Pension payments in connection with former Directors amounted to [pound sterling]4,000 (1995 -- [pound sterling]4,000).


                                       83          REMUNERATION COMMITTEE REPORT

               -----------------------------------------------------------------

LONG-TERM      The Remuneration Committee considers that long-term incentives
INCENTIVE      which closely link executive rewards to the return to
ARRANGEMENTS   shareholders on their investment are an important component in the overall executive remuneration arrangements. In 1996, following shareholders' approval, long-term incentive plans were introduced in the UK and in other countries to replace the existing executive share option schemes. Senior executives in the UK, including the executive Directors, participate in The GKN
               Long Term Incentive Plan (`the Plan').

               In summary, under the Plan each executive Director may be awarded annually a conditional right to acquire a number of shares equal in value to a maximum of 75% of his annual basic salary and calculated by reference to the average of the daily closing prices of GKN shares during the preceding year. The number of these shares that he will ultimately receive will depend on the Group's performance during the following three years. This will be measured by comparing the Total Shareholder Return (growth in share value assuming reinvestment of gross dividends) from GKN shares with the return from shares in the other companies constituting the FTSE 100 Index at the start of the measurement period. If GKN ranks 25th or above in this comparator group the executive Director will receive all of the shares conditionally awarded to him. If the ranking is below 65th he will receive no shares. For intermediate positions, he will receive a proportionate number of shares which will reduce (from 100%) by two percentage points with each position below 25th. Irrespective of GKN's Total Shareholder Return, before any shares become eligible for release the Remuneration Committee must be satisfied that this is justified by the underlying financial performance of the Group over the measurement period. The appropriate number of shares, which will be determined after three years, will not be released to the Director for at least a further two years other than in the specific circumstances set out in the rules of the Plan.

               The following awards of conditional rights to shares were made to the executive Directors under the Plan during 1996 (the measurement period for which commenced on 1st January 1996) and were held by them at 31st December 1996:

                                                        NO. OF SHARES
               C K Chow                                        46,600
               M Beresford                                     20,600
               T C Bonner                                      28,200
               D J Wright                                      20,600
               B D Insch                                       18,200
               D J Turner                                      24,400

Share options  Executive share option schemes: The only grants made under these
  ...........  schemes during 1996 were to Mr D J Wright and Mr D J Turner in respect of entitlements agreed with each of them at the time they joined the GKN Board. Following the introduction of the long-term incentive plans, no further grants will be made under these schemes. The schemes provided for annual grants of options to senior executives, including executive Directors, throughout the Group of up to a maximum of four times an individual's emoluments. Executives received their grants over a two to four year period after becoming eligible, and further grants were only made to reflect promotion and/or salary progression. Options are normally exerciseable between the third and tenth anniversary of the date of grant (between the fifth and tenth anniversary for options granted in 1995 and 1996). The exercise price was fixed at the market price of GKN's shares at the time the option was granted. The outstanding options held by Directors are exerciseable by the year 2006 at prices between 383.4p and 968p per share.

               Save as you earn (SAYE) schemes: Outstanding options held by Directors under these schemes, which are open to all UK employees with six months' service or more, are exerciseable by the year 2002 at prices between 260.5p and 820p per share. Participants save a regular monthly sum of up to [pound sterling]250 for three or five years and can use these savings and any bonus payable


GKN REPORT & ACCOUNTS 1996             84
under the scheme to exercise the options. As permitted by the Finance Act 1989 the exercise price is normally set at 20% below the market price before the start of the savings period.

Options over GKN plc shares held by executive Directors under the executive and SAYE share option schemes at 31st December 1995 and 31st December 1996 were as follows:

                               1995        GRANTED             EXERCISED            1996     WEIGHTED
                                      ------------------   -----------------                  AVERAGE
                                      EXECUTIVE     SAYE   EXECUTIVE    SAYE                PRICE (a)
Sir David Lees              238,491          --       --     157,858      --      80,633      421.5p
C K Chow                         --          --       --          --      --          --          --
M Beresford                 137,114          --       --      51,247      --      85,867      592.1p
T C Bonner                  219,658          --       --     152,668      --      66,990      588.2p
D J Wright                  110,717      18,483    2,103      51,251      --      80,052      656.8p
B D Insch                   136,149          --      925      82,003      --      55,071      576.1p
D J Turner                   98,422      33,703       --          --      --     132,125      694.2p

(a) Weighted average exercise price per share of options held at 31st December 1996. The closing mid-market price of GKN shares on the London Stock Exchange on 31st December 1996 was 1001p and the price range during the year was 780p to 1172.5p.

Options were granted during the year under the UK Executive Share Option Scheme at an exercise price of 968p per share and under the SAYE share option scheme at 820p per share. No options lapsed during the year.

Options exercised under the executive and SAYE share option schemes during 1996 were as follows:

                                                 EXERCISE         PRICE ON        SHARES
                             NO. OF   DATE OF       PRICE          DATE OF      RETAINED
                             SHARES     GRANT   PER SHARE     EXERCISE (a)   ON EXERCISE
Sir David Lees              103,532   17.8.88      315.1p             910p        25,000
                             54,326    6.4.92      331.7p             910p
M Beresford                  51,247    7.4.93      444.9p             971p        10,000
T C Bonner                   33,764   24.8.87      372.7p             979p
                             53,303   17.8.88      315.1p             979p        12,500
                             32,801    4.4.90      383.4p             979p
                             32,800    6.4.92      331.7p             979p
D J Wright                   51,251    6.4.92      331.7p             910p        32,786
B D Insch                    46,128   17.8.88      315.1p             910p
                             12,300    4.4.90      383.4p             910p         5,000
                             23,575    6.4.92      331.7p             910p

(a) The closing mid-market price per share on day of exercise.

SHARE INTERESTS

The beneficial interests of the Directors, including family interests, in the shares of GKN plc at the relevant dates were as follows:

                GKN ORDINARY SHARES                          GKN ORDINARY SHARES
                  1996         1995                           1996          1995
Sir David Lees  73,912       47,053    Sir Peter Cazalet     2,505         2,505
C K Chow         2,000           --    R D Brown             1,009            --
M Beresford     11,363        1,239    The Baroness Hogg        --            --
T C Bonner      31,772       25,633    Dr K H Murmann        5,032            --
D J Wright      24,488        9,131    Sir Bryan Nicholson   2,169         2,116
B D Insch       25,975       25,721    Dr T J Parker         1,324         1,291
D J Turner       1,000        1,000

                                                   REMUNERATION COMMITTEE REPORT

The executive Directors (other than Sir David Lees), as potential beneficiaries, are deemed to have an interest in the ordinary shares of GKN plc held by the discretionary trust established to facilitate the operation of The GKN Long Term Incentive Plan. At 31st December 1996 the trust held 728,150 shares (1995 -- nil).

There were no changes in the Directors' interests in shares or options between 31st December 1996 and 10th March 1997.

The Company's Register of Directors' Interests, which contains full details of the Directors' shareholdings and options to subscribe for shares in GKN plc, is available for inspection by shareholders upon request.

SERVICE AGREEMENTS

From 1st October 1996 the period of notice required to be given by the Company to terminate the service agreements of the executive Directors (other than Mr C K Chow) has been two years. Mr Chow's service agreement is initially for a period of three years but may be terminated upon two years' notice to expire at any time on or after 30th June 1999. All the agreements terminate in any event at the end of the year in which the Director attains the age of 60. The non-executive Directors do not have service agreements with the Company.

The Remuneration Committee has given careful consideration to the Greenbury Code which suggests that notice periods should not generally exceed one year. Notice periods need to reflect market practice not only for executives at Board level but also for those executives immediately below. GKN has a large number of senior executives below Board level whose service agreements entitle them to one or more years' notice of termination.

Having reduced the period of notice in the executive Directors' service agreements from three years to two, the Committee considers that a further reduction to one year at this time would not be in the interests of shareholders. The issue will continue to be kept under review as practice develops.

EXTERNAL APPOINTMENTS

The Remuneration Committee recognises the benefit which GKN can obtain if executive Directors of GKN serve as non-executive Directors of other companies. Subject to review in each case, the Remuneration Committee's general policy is that each executive Director may accept one non-executive directorship with another company from which the Director may retain the fees.



SIR BRYAN NICHOLSON

Chairman of the Remuneration Committee                           10th March 1997

GKN REPORT & ACCOUNTS 1996

--------------------------------------------------------------------------------

                                     [LOGO]

                                NOTICE OF MEETING

--------------------------------------------------------------------------------

Notice is hereby given that the annual general meeting of GKN plc will be held in the Westbourne Suite, Lower Ground Floor of the Royal Lancaster Hotel, Lancaster Terrace, London W2 on Thursday the 15th day of May 1997 at 11.30 a.m. for the purpose of dealing with the following business of which item 9 is special business:

1 To approve and adopt the report of the Directors and the audited statement of accounts for the year ended 31st December 1996.

2    To re-elect as a Director Sir David Lees.

3    To re-elect as a Director Mr B D Insch.

4    To re-elect as a Director Sir Bryan Nicholson.

5    To re-elect as a Director Mr C K Chow.

6    To re-elect as a Director The Baroness Hogg.

7 To re-appoint Coopers & Lybrand as Auditors and to authorise the Directors to fix their remuneration.

8    To consider and, if thought fit, pass the following resolution as a Special
     Resolution:

     That, in substitution for any existing authority conferred upon them, where the Directors of the Company are generally and unconditionally authorised for the purposes of Section 80 of the Companies Act 1985 (the `Act') to allot relevant securities (within the meaning of Section 80(2) of the Act) they be and are hereby authorised to allot equity securities (within the meaning of Section 94 of the Act) as if Section 89(1) of the Act did not apply to any such allotment provided that this authority shall be limited to:

(i) the allotment of equity securities where such securities have been or are to be offered (whether by way of rights issue, open offer or otherwise) to holders of equity securities in proportion (as nearly as practicable) to the respective numbers of equity securities held by them but subject to such exclusions or other arrangements as the Directors of the Company may consider appropriate, necessary or expedient to deal with legal, practical or regulatory problems in respect of overseas shareholders, fractional entitlements or otherwise; and

(ii) the allotment (otherwise than pursuant to sub-paragraph (i) of this Resolution) of equity securities having an aggregate nominal value of up to [pound sterling]17,631,636;

     and shall expire fifteen months from the date of the passing of this Resolution (unless previously renewed, varied or revoked by the Company in general meeting) save that the Directors of the Company may before such expiry make any offer, agreement or other arrangement which would or might require equity securities to be allotted after such expiry and the Directors of the Company may allot equity securities pursuant to any such offer, agreement or other arrangement as if the authority conferred hereby had not expired.

                                                      GKN REPORT & ACCOUNTS 1996

9 To consider and, if thought fit, pass the following resolution as a Special Resolution:

      That, subject to and in accordance with the provisions of Article 6(b) of the Company's Articles of Association and the Companies Act 1985 (the `Act'), the Company is hereby generally and unconditionally authorised to make market purchases (within the meaning of Section 163(3) of the Act) of ordinary shares of [pound sterling]1 each in the capital of the Company (`ordinary shares') provided that:

(i) the maximum aggregate number of ordinary shares hereby authorised to be purchased is 35,263,272;

(ii) the maximum price which may be paid for an ordinary share purchased pursuant to this authority is an amount equal to 105% of the average of the middle market quotations of the Company's ordinary shares as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which that share is purchased and the minimum price which may be paid is [pound sterling]1 per ordinary share (in each case exclusive of expenses and advance corporation tax (if any) payable by the Company); and

(iii) the authority hereby conferred shall (unless renewed prior to such date) expire at the conclusion of the next annual general meeting of the Company or on 15th May 1998, whichever is earlier, provided that the Company may make a purchase of any ordinary shares after the expiry of this authority if the contract for purchase was entered into before such expiry.






      By order of the Board

      G DENHAM

      Secretary                                                  27th March 1997











      Notes

      An explanation of the business of the meeting is given in the Directors' Report on pages 77 to 79.

      A shareholder entitled to attend and vote at the meeting may appoint one or more proxies to attend and, on a poll, to vote in his place. A proxy need not be a shareholder. Shareholders will receive with this annual report a form of proxy containing notes on completion and use. To be effective the form of proxy must reach the Company's Registrar not less than 48 hours before the time of the meeting.

      Registered Office: PO Box 55, Ipsley House, Ipsley Church Lane, Redditch, Worcestershire B98 0TL

      Registered in England No. 66549


      GKN REPORT & ACCOUNTS 1996

--------------------------------------------------------------------------------

                                   [GKN LOGO]

                             SHAREHOLDER INFORMATION


--------------------------------------------------------------------------------

SHAREHOLDERS

      Analysis of holdings of ordinary shares at 31st December 1996

                                          SHAREHOLDERS              SHARES
      HOLDINGS                        NUMBER          %  NUMBER (000)        %
      1-500                           20,830       47.7        5,473       1.6
      501-1,000                       11,437       26.2        8,305       2.4
      1,001-5,000                      9,802       22.4       18,310       5.2
      5,001-50,000                     1,066        2.4       16,958       4.8
      50,001-100,000                     163        0.4       11,690       3.3
      100,001-500,000                    269        0.7       62,129      17.6
      500,001-1,000,000                   66        0.1       46,850      13.3
      Above 1,000,000                     67        0.1      182,918      51.8
                                   -------------------------------------------
                                      43,700      100.0      352,633     100.0
                                   ===========================================


LOW COST SHARE DEALING SERVICE

      A service designed to enable investors to buy and sell GKN shares, by post, at competitive dealing rates is provided by Cazenove & Co. Dealing forms containing detailed terms and conditions can be obtained from GKN's Group Headquarters (see inside back cover).


PROSHARE NOMINEE CODE

      GKN supports the principles of the ProShare Nominee Code which is designed to reassure investors about the safety of their shares held in nominee accounts and to enable such investors to receive company information if they so wish. ProShare can be contacted at Library Chambers, 13-14 Basinghall Street, London EC2V 5BQ (telephone 0171 600 0984).


SHARE PRICE INFORMATION

      The latest GKN share price is available on the Financial Times Cityline
      Service: telephone 0891 432696 (calls charged at 50p per minute).

      Taxation: For capital gains tax purposes the market values of GKN shares at 6th April 1965 and 31st March 1982, adjusted to take account of subsequent rights and capitalisation issues, are 232.35p and 209.74p respectively.


UNSOLICITED MAIL

      GKN is obliged by law to make its share register publicly available and as a consequence some shareholders may have received unsolicited mail. If you wish to limit the amount of such mail you should write to the Mailing Preference Service, FREEPOST 22, London W1E 7EZ.

                                                      GKN REPORT & ACCOUNTS 1996

               -----------------------------------------------------------------

                                PRINCIPAL DIVISIONS, SUBSIDIARIES
                                    AND ASSOCIATED COMPANIES

               At 31st December 1996 the principal divisions, subsidiaries and associated companies were as follows:

               -----------------------------------------------------------------


AUTOMOTIVE AND AGRITECHNICAL PRODUCTS

Automotive Driveline Division    GKN Automotive Ltd
                                 GKN Automotive International GmbH Germany
                                 GKN Automotive AG (98.2%) Germany

Constant velocity products       GKN Hardy Spicer Ltd
                                 GKN Automotive Umformtechnik GmbH Germany
                                 Lohr & Bromkamp GmbH (94.5%) Germany*
                                 GKN Gelenkwellenwerk Kiel GmbH Germany*
                                 GKN Gelenkwellenwerk Mosel GmbH Germany*
                                 GKN Walterscheid Presswerk GmbH Germany*
                                 GKN Glaenzer Spicer SA France*
                                 GKN Ayra Durex, SA Spain+
                                 GKN Indugasa, SA Spain
                                 GKN Transmisiones Espana, SA Spain
                                 GKN Forjas de Precision de Legazpia, SA Spain+
                                 GKN Birfickl SpA Italy*
                                 GKN Componenti Firenze SpA Italy*
                                 GKN Automotive Polska Sp. z o.o. Poland
                                 GKN Automotive, Inc USA
                                 GKN Invel Transmissions Ltd (51%) India*

Propeller shafts                 GKN Driveshafts Ltd
                                 GKN Gelenkwellenbau GmbH Germany*
                                 GKN Glaenzer Cardan SA France*
                                 GKN Ayra Cardan, SA Spain+
                                 GKN Nordiska Kardan AB Sweden*
                                 Italcardano Universal Giunti SpA (80%) Italy*

Viscous control units            GKN Viscodrive GmbH Germany*
                                 Viscodrive Japan KK (51%) Japan*

Associated companies             ATH-Albarus Transmissoes Homocineticas Ltda (49%) Brazil
                                 Asian Driveshaft Sendirian Berhad (42.1%) Malaysia*
                                 Hanwha GKN Driveshafts Ltd (49%) South Korea
                                 Jilin GKN Norinco Drive Shaft Company Ltd (50%) China
                                 Shanghai GKN Drive Shaft Company Ltd (40%) China*
                                 Taiway Ltd (20%) Taiwan
                                 Transejes Transmisiones Homocineticas de Colombia SA (49%) Colombia
                                 Transmisiones Homocineticas Argentinas SA (49%) Argentina
                                 Unidrive Pty Ltd (30%) Australia
                                 Unior-Atras d.o.o. (46.5%) Slovenia*
                                 Univel Transmissions (Pty) Ltd (40%) South Africa
                                 Velcon S.A. de C.V. (39%) Mexico
                                 Emitec Gesellschaft fur Emissionstechnologie mbH (50%) Germany*
                                 Emitec Inc (50%) USA*
                                 Hindustan Hardy Spicer Ltd (26%) India*

Other companies                  GKN Technology Ltd and product and
                                 process development centres in Germany and USA
                                 GKN Japan Ltd Japan
                                 Export and representation companies in UK and Brazil

Service Division                 Companies in UK, Continental Europe and USA

Agritechnical Products           GKN Walterscheid GmbH Germany*
Division                         GKN Walterscheid Getriebe GmbH Germany*
                                 Walterscheid Rohrverbindungstechnik GmbH Germany*
                                 GKN Walterscheid France SARL France*
                                 GKN Walterscheid, Inc USA*
                                 GKN Walterscheid Canada Inc Canada*
                                 Matsui-Walterscheid Ltd (40%) Japan*

Sankey Division                  Engineering Products
                                 Industrial Products
                                 GKN Wheels
                                 GKN Wheels Nagbol A/S Denmark


GKN REPORT & ACCOUNTS 1996

Cylinder Liners                  GKN Sheepbridge Stokes Ltd

Powder Metallurgy                GKN Bound Brook Ltd
Division                         GKN Bound Brook SpA Italy
                                 Mahindra Sintered Products Ltd (49%) India

AEROSPACE AND SPECIAL VEHICLES

Westland Helicopters             GKN Westland Helicopters Ltd
Division                         GKN Westland Industrial Products Ltd
                                 GKN Westland do Brasil Comercio E Representacoes Ltda Brazil
                                 EH Industries Ltd (50%)
                                 Aerosystems International Ltd (50%)

Westland Aerospace               GKN Westland Aerospace Ltd
Division                         GKN Westland Design Services Ltd
                                 GKN Westland Engineering Ltd
                                 FPT Industries Ltd
                                 Marex Technology Ltd
                                 Westland System Assessment Ltd

Westland Technologies            GKN Westland Technologies Ltd
Division                         Hermetic Aircraft International Corp USA
                                 Normalair-Garrett Ltd (52%)
                                 Normalair-Garrett Pty Ltd (52%) Australia
                                 Normalair-Garrett Manufacturing Pty Ltd (52%) Australia
                                 Westland-SITEC GmbH Germany

Defence Division                 GKN Defence Ltd
                                 Glover Webb Ltd
                                 Asian Armoured Vehicle Technologies Corporation (20%) Philippines

Other companies                  GKN Westland Ltd
                                 GKN Westland, Inc USA

INDUSTRIAL SERVICES

GKN-Brambles Joint Ventures      Chep UK Ltd (50%)
                                 Chep Europ BV (50%) Netherlands and operations in Austria,
                                   Belgium, France, Germany, Spain, Portugal and Italy
                                 Chep USA (50%) USA
                                 Chep Canada Inc (50%) Canada
                                 Chep Mexico S.A. de C.V. (50%) Mexico
                                 Chep (Malaysia) Sdn Bhd (50%) Malaysia
                                 Chep (Singapore) Pte Ltd (50%) Singapore
                                 Cleanaway Holdings Ltd (50%)
                                 Leto Holding BV (50%) Netherlands
                                 Mabeg Holding GmbH (50%) Germany

Chep South Africa                GKN Chep SA (Pty) Ltd South Africa and operations in Namibia and Zimbabwe

Meineke                          Meineke Discount Muffler Shops, Inc USA

CORPORATE                        GKN (United Kingdom) plc
                                 GKN Industries Ltd
                                 Ipsley Insurance Ltd Isle of Man

--------------------------------------------------------------------------------

                                 The issued share capitals of the 118 companies which at 31st December 1996 comprised the GKN Group are held indirectly by GKN plc through intermediate holding companies which are registered or incorporated in England, Netherlands, USA and Germany. Certain intermediate holding companies do not prepare consolidated accounts.

                                 The percentage of the share capital held by GKN is indicated where companies are not wholly owned. All of the Group's shares in those companies suffixed `*' are owned, directly or indirectly, by GKN Automotive AG in which the Group's shareholding is 98.2%. Certain of the Group's Spanish subsidiaries, suffixed `+', are partially owned by GKN Automotive AG giving an effective Group ownership of 99.4% in each of those companies.


                                 The country of incorporation or registration and the principal country in which each company operates is England unless otherwise shown. Intra-group sales are priced on an `arms-length' basis.

                                 Of the Group subsidiary sales of [pound
                                 sterling]2,873 million, 66% related to
                                 subsidiaries whose accounts are audited by Coopers & Lybrand, auditors of the parent company.

                                                      GKN REPORT & ACCOUNTS 1996

                                  SUBJECT INDEX

Accounting policies                                                          59
Acquisitions                                         20, 21, 23, 36, 39, 48, 70
Aerospace                                                                26, 31
Agritechnical products                                                18, 23-24
Annual general meeting                                                    87-88
Associated companies                                           48-49, 65, 90-91
Auditors
--  remuneration                                                         61, 79
--  Report on corporate governance                                           76
--  Report on financial statements                                           53
Automotive driveline                                              16, 18-21, 23

Balance sheets                                                           55, 73
Board and its Committees                                                     12

Capital expenditure                                                      51, 71
Cash flow                                                             51, 57-58
Chairman's statement                                                        4-7
Chep                                                                  34-37, 39
Cleanaway                                                                    39
Commitments and
    contingent liabilities                                                   71
Community involvement                                                        44
Corporate governance                                                      78-79
Corporate profile                                                             2
Creditors                                                                    67

Debtors                                                                      66
Directors                                                                  8-10
--  biographies                                                              10
--  changes to the Board                                                  7, 78
--  interests                                                             84-86
--  remuneration                                                          80-86
--  Report                                                                77-79
--  responsibility for the accounts                                          53
--  service agreements                                                       86

Dividend                                                          6, 50, 63, 77
--  scrip alternative                                                        77

Earnings per share                                                       50, 63
Employees                                                             6, 40, 63
Engineering products                                                         24
Environment                                                                  42
Exceptional items                                                    47, 50, 62
Exchange rates                                                               47

Financial
--  calendar                                                                 46
--  five year record                                                         75
--  highlights                                                                2
--  Review                                                                47-52
Foreign currencies                                                           59

Going concern                                                                52

Health and safety                                                            40
Helicopters                                                          26, 28, 31
Interest receivable/payable                                              50, 62
Internal financial control                                                   79
Investments                                                                  65

Loan notes                                                                   46
Long-term incentive plans                                                    84

Markets
--  agritechnical                                                         23-24
--  car and light vehicle                                                18, 20
--  commercial vehicle                                                       23
Meineke                                                       6, 39, 47, 50, 72

Operating profit                                                         49, 61
Organisational structure                                                     11

People and the community                                                  40-44
Pensions and other post-retirement
    benefits                                                          70-71, 83
Post balance sheet event                                                     72
Powder metallurgy                                                            24
Principal divisions, subsidiaries and associated companies                90-91
Profit and loss account                                                      54
Provisions for liabilities and charges                                       68

Recognised gains and losses                                                  56
Remuneration Committee Report                                             80-86
Reserves                                                                     69
Review of operations                                                      13-39
--  Automotive and
    agritechnical products                                                16-25
--  Aerospace and special vehicles                                        26-33
--  Industrial services                                                   34-39

Sales                                                             14, 48-49, 60
Segmental analysis                                                       14, 74
Shareholder analysis                                                         89
Shareholders' equity                                                     52, 56
Share option schemes                                              44, 69, 84-85
Shares
--  allotment                                                                77
--  dealing service                                                          89
--  issued capital                                                       69, 77
--  price information                                                        89
--  purchase by the Company                                                  78
Special vehicles                                                          26-28
Stocks                                                                       66
Subsidiary companies                                                      90-91

Tangible assets                                                              64
Taxation                                                             50, 62, 67
Term loans                                                                   67
Training and development                                                  42-44
Treasury policy and funding                                                  51

GKN REPORT & ACCOUNTS 1996

The flags appearing on the cover of this annual report represent some of the many countries around the world in which GKN has an operational presence. The countries are (from top left to right):

United Kingdom
Argentina
Australia
Austria
Belgium
Brazil

Canada
Chile
China (People's Republic of)
Colombia
Denmark
Finland

France
Germany
India
Ireland
Italy
Japan

Kuwait
Malaysia
Mexico
Namibia
Netherlands
Norway

Oman
Philippines
Poland
Portugal
Slovenia
South Africa

South Korea
Spain
Sweden
Switzerland
Thailand
United States of America


GKN plc

GROUP HEADQUARTERS

PO Box 55
Redditch
Worcestershire B98 0TL
Telephone 01527 517715
Fax 01527 517700

LONDON OFFICE

7 Cleveland Row
London
SW1A 1DB
Telephone 0171 930 2424
Fax 0171 930 3255



REGISTRAR


LLOYDS BANK REGISTRARS

The Causeway
Worthing
West Sussex BN99 6DA
Telephone 01903 502541
Fax 01903 833012


The woodpulps used to make the paper and cover board for this annual report are all sourced from managed forests and bleached using processes which are either elemental or totally chlorine free.

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